Filed Pursuant to Rule 424(b)(2)
File No. 333-162217

This prospectus supplement relates to an effective registration statement under the U.S. Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 1, 2012

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 24, 2011)

América Móvil, S.A.B. de C.V.

CNY     % Senior Notes due

We are offering CNY              aggregate principal amount of our     % senior notes due                      (the “notes”). We will pay interest on the notes on              and              of each year, beginning on                     , 2012. The notes will mature on                     ,         .

The notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries.

In the event of certain changes in the applicable rate of Mexican withholding taxes on interest, we may redeem the notes, in whole but not in part, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

We will apply to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 4 of the accompanying prospectus.

	Price to Public(1)	Underwriting Discount	Price to Underwriter	Proceeds to América Móvil(1)
% Senior Notes due	%	%	%	CNY

(1)	Plus accrued interest, if any, from February , 2012.

THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE SOLELY OUR RESPONSIBILITY AND HAVE NOT BEEN REVIEWED OR AUTHORIZED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES (THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION, OR “CNBV”). THE TERMS AND CONDITIONS OF THIS OFFER WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE NOTES OR OUR SOLVENCY. THE NOTES MAY NOT BE OFFERED OR SOLD IN MEXICO, ABSENT AN AVAILABLE EXCEPTION UNDER ARTICLE 8 OF THE LEY DEL MERCADO DE VALORES (MEXICAN SECURITIES MARKET LAW). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE NOTES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes will be made in book-entry form through the facilities of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) on or about February     , 2012.

Sole Book-Running Manager

HSBC

The date of this prospectus supplement is February     , 2012.

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

Debt securities denominated in Chinese Renminbi (“Renminbi” or “CNY”), including the notes, are denominated and settled in Renminbi deliverable in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), which represents a different market from that of Renminbi deliverable in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan, the “PRC”). Renminbi is a currency that is not currently freely convertible and conversion of Renminbi through banks in Hong Kong is subject to certain restrictions. Investors in the notes should understand the conversion risk in CNY-denominated debt securities. In addition, there is a liquidity risk associated with CNY-denominated debt securities, especially if such securities do not have an active secondary market and their prices have large bid/offer spreads.

In connection with the offering of the notes, The Hongkong and Shanghai Banking Corporation Limited, acting as the stabilizing manager (or person(s) acting on behalf of the stabilizing manager), may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, we cannot assure you that the stabilizing manager (or person(s) acting on behalf of the stabilizing manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but any such stabilization action must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the stabilizing manager (or person(s) acting on behalf of the stabilizing manager) in accordance with all applicable laws and regulations.

i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

AMÉRICA MÓVIL

We provide telecommunications services in 18 countries. We are the largest provider of wireless communications services in Latin America, with the largest market share in Mexico and the third largest market share in Brazil, in each case based on number of subscribers. We also have major fixed-line operations in Mexico, Brazil and 12 other countries. The table below provides a summary of the principal businesses we conduct and the principal brand names we use in each country where we operated as of September 30, 2011.

Country	Principal Brand Names	Principal Businesses
Mexico	Telcel	Wireless
	Telmex	Fixed line
Argentina	Claro	Wireless, fixed line
Brazil	Claro	Wireless
	Embratel	Fixed line, satellite, Pay TV
	Net	Pay TV
Chile	Claro	Wireless, fixed line, Pay TV
Colombia	Comcel	Wireless
	Telmex	Fixed line, Pay TV
Dominican Republic	Claro	Wireless, fixed line, Pay TV
Ecuador	Claro	Wireless, fixed line, Pay TV
El Salvador	Claro	Wireless, fixed line, Pay TV
Guatemala	Claro	Wireless, fixed line, Pay TV
Honduras	Claro	Wireless, fixed line, Pay TV
Jamaica	Claro	Wireless
Nicaragua	Claro	Wireless, fixed line, Pay TV
Panama	Claro	Wireless, Pay TV
Paraguay	Claro	Wireless, Pay TV
Peru	Claro	Wireless, fixed line, Pay TV
Puerto Rico	Claro	Wireless, fixed line, Pay TV
Uruguay	Claro	Wireless, fixed line
United States	Tracfone	Wireless

The following table sets forth, as of September 30, 2011, the number of our wireless subscribers and our revenue generating units, or “RGUs,” in the countries where we operate. RGUs consist of fixed lines, broadband accesses and cable or direct-to-home pay television (“Pay TV”) units. The table includes total subscribers and RGUs of all of our consolidated subsidiaries and affiliates, without adjustment where our equity interest is less than 100%. The table reflects the geographic segments we use in our consolidated financial statements, including the following: (a) Southern Cone refers to Argentina, Chile, Paraguay and Uruguay; (b) Andean Region refers to Ecuador and Peru; (c) Central America refers to El Salvador, Guatemala, Honduras, Nicaragua and Panama; and (d) Caribbean refers to the Dominican Republic, Jamaica and Puerto Rico. In November 2011, we sold our operations in Jamaica to Digicel Group Limited. See “—Recent Developments.”

September 30, 2011 (in thousands)
Wireless subscribers:
Mexico	68,002
Brazil	57,514
Southern Cone	25,484
Colombia	31,197
Andean Region	21,965
Central America	11,936
United States	19,269
Caribbean	6,085

Total wireless subscribers	241,452

RGUs:
Mexico	22,950
Brazil	22,279
Southern Cone	1,289
Colombia	3,400
Andean Region	784
Central America	3,555
Caribbean	2,174

Total RGUs	56,431

Our principal operations are:

•

Mexico Wireless. Our subsidiary Radiomóvil Dipsa, S.A. de C.V. (“Telcel”), which operates under the brand name Telcel, is the largest provider of wireless services in Mexico, based on the number of subscribers.

•	Mexico Fixed. Our subsidiary Teléfonos de México, S.A.B. de C.V. (“Telmex”) is the only nationwide provider of fixed-line telecommunications services in Mexico.

•

Brazil. Several of our subsidiaries operating under the unified Claro brand name together constitute one of the three largest providers of wireless services in Brazil, based on the number of subscribers. Our subsidiary Embratel Participações S.A., together with its subsidiaries, is one of the leading providers of telecommunications services in Brazil, and our affiliate Net Serviços de Comunicação, S.A. (“Net Serviços”) is the largest cable television operator in Brazil. Together, they offer triple-play services in Brazil, with a cable television network that passed 13.6 million homes as of September 30, 2011.

•

Southern Cone. We provide wireless services in Argentina, Paraguay, Uruguay and Chile, operating under the Claro brand name. We also provide fixed-line services in Argentina, Chile and Uruguay under the Claro brand name. In Chile and Paraguay, we offer nationwide Pay TV services under the Claro brand name.

•

Colombia. We provide wireless services under the Comcel brand name in Colombia, where we are the largest wireless provider, based on the number of subscribers. We also provide fixed-line telecommunications and Pay TV services in Colombia under the Telmex brand name, where our network passed 5.8 million homes as of September 30, 2011.

•

Andean Region. We provide wireless services in Peru and Ecuador under the Claro brand name. We also provide fixed-line telecommunications and Pay TV services in Peru, where our network passed 754 thousand homes, and Ecuador, where our network passed 406 thousand homes as of September 30, 2011.

•

Central America. We provide fixed-line telecommunications, wireless and Pay TV services in Guatemala, El Salvador, Honduras and Nicaragua. We also provide wireless and Pay TV services in Panama. Our Central American subsidiaries provide all services under the Claro brand name.

•

United States. Our subsidiary TracFone Wireless Inc. is engaged in the sale and distribution of prepaid wireless services and wireless phones throughout the United States, Puerto Rico and the U.S. Virgin Islands.

•

Caribbean. We provide fixed-line telecommunications, wireless and Pay TV services in the Dominican Republic and Puerto Rico, where we are one of the largest telecommunications services providers. In addition, we provide wireless services in Jamaica. Our Caribbean subsidiaries provide all services under the Claro brand name.

Recent Developments

Acquisition of Digicel Operations in Honduras and Divestiture of Our Operations in Jamaica

On November 30, 2011, we acquired 100% of Digicel Honduras, S.A. de C.V (“Digicel Honduras”). Digicel Honduras is a Honduran company that provides wireless telecommunications services in Honduras. As part of this transaction, we consummated the sale of our operations in Jamaica to an affiliate of Digicel Group Limited.

Fine Levied Against Telcel by the Mexican Competition Commission

In April 2011, following a regulatory inquiry initiated in 2006, the Mexican Competition Commission (Comisión Federal de Competencia, or “Cofeco”) notified our subsidiary Telcel of a resolution imposing a fine of Ps.11,989 million for alleged “relative monopolistic pricing practices” (prácticas monopólicas relativas) that also constituted a repeat offense (reincidencia). Under applicable Mexican law, Cofeco can impose a penalty for a repeat offense equivalent to the highest of twice the fine applicable to a first-time offense, 10% of the offender’s total assets, and 10% of the offender’s total sales for its previous fiscal year. Otherwise, the applicable fine would have been approximately Ps.54 million. Telcel contests both the determination that its pricing practices were monopolistic and the determination that there was a repeat offense. Telcel has submitted a petition for reconsideration (recurso de reconsideración) to Cofeco. If Cofeco resolves to uphold its determination regarding the fine or any part of it, Telcel plans to seek an injunction (amparo) from a Mexican court against Cofeco’s resolution. While there can be no assurance, we believe that payment of a fine arising from the Cofeco’s resolution is not probable, and, consequently, we have not recorded a provision for accounting purposes through September 30, 2011. It is, however, possible that we will be unsuccessful in our legal challenges to the fine, in which event our financial position would be negatively affected.

Telmex Interconnection Rates

In June 2011, our subsidiary Telmex was informed by the Mexican Federal Telecommunications Commission (Comisión Federal de Telecomunicaciones, or “Cofetel”) of the passing of resolutions mandating reductions to interconnection rates Telmex charges to other telecommunications providers. Specifically, Cofetel’s resolutions reduced the interconnection rate for long-distance calls from Ps.0.11550 per minute to Ps.0.03951 per minute. In addition, Cofetel’s resolutions reduced the interconnection rate charged to other telecommunications providers in rural areas from Ps.0.75000 per minute to Ps.0.04530 per minute. Although we and Telmex are evaluating the scope and legal grounds of the resolutions and expect to challenge them, Telmex will comply with the resolutions pending such challenges.

Tender Offer for Outstanding Shares of Telmex

On October 11, 2011, we launched a tender offer (the “TMX Tender Offer”) for all of the outstanding shares of all classes of capital stock of Telmex that we did not indirectly own, which represented approximately 40% of the total equity of Telmex. The TMX Tender Offer expired on November 11, 2011 and was settled on November 17, 2011. As a result of the TMX Tender Offer, América Móvil, directly and indirectly, owns approximately 93% of the shares representing the capital stock of Telmex. The purchase price was Ps.10.50 per share and Ps.210.00 per ADS, resulting in a total purchase price of approximately Ps.62.5 billion (equivalent to approximately U.S.$4.6 billion, based on the exchange rate as of November 17, 2011). The payment of the purchase price was financed with cash and cash equivalents on hand. We intend to delist Telmex’s shares from the various stock markets on which those shares are listed.

Consolidation of Net Serviços de Comunicação S.A.

In September 2011, the Brazilian Congress lifted the 49% cap on foreign ownership of cable operators and in January 2012, the Brazilian National Telecommunications Agency (Agência Nacional de Telecomunicações) approved the transfer of control of Net Serviços. Consequently, we are analyzing the timing to exercise an option that would enable us to acquire a controlling interest in Net Serviços.

Telcel Mobile Termination Rates

In November 2011, Telcel entered into an agreement with four other operators, including Telmex, pursuant to which mobile termination rates charged by Telcel will be gradually reduced during the next four years.

América Móvil, S.A.B. de C.V. is a sociedad anónima bursátil de capital variable organized under the laws of Mexico with its principal executive offices at Lago Zurich 245, Edificio Telcel, Colonia Granada Ampliación, Delegación Miguel Hidalgo, 11529, México D.F., México. Our telephone number at this location is (5255) 2581-4449.

SUMMARY OF THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of the terms and conditions of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Notes Offered	CNY aggregate principal amount of % Senior Notes due .

Issuer	América Móvil, S.A.B. de C.V.

Issue Price	%, plus accrued interest, if any, from February , 2012.

Issue Date	February , 2012.

Maturity	, .

Interest Rate	The notes will bear interest at the rate of % per year from February , 2012.

Interest Payment Dates	Interest on the notes will be payable on and of each year, beginning on , 2012. If any payment is due on the notes on a day that is not a business day, we will make the payment on the next business day, unless such payment would thereby fall into the next calendar month, in which case, the interest payment date will be the immediately preceding business day.

Currency of Payment	All payments of principal of and interest on the notes, including any payments made upon any redemption of any notes, will be made in Renminbi, except in the case of illiquidity, inconvertibility or non-transferability. If we are not able to satisfy payments of principal or interest, in whole or in part, in respect of the notes when due in Renminbi in Hong Kong, we will, on giving not less than five nor more than 30 business days’ irrevocable notice to the registered holders of the notes prior to the due date for payment, settle any such payment, in whole or in part, in U.S. dollars on the due date at the U.S. dollar equivalent of any such CNY-denominated amount. See “Description of Notes—Principal and Interest—Payment of U.S. Dollar Equivalent” in this prospectus supplement.

Calculation of Interest	Interest will be computed on the basis of a 365-day year and the actual number of days elapsed (without taking into account any 366-day year).

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt. The notes will be effectively subordinated to all of our existing and future secured obligations and to all existing and future indebtedness of our subsidiaries. All of our outstanding debt securities that were issued in the Mexican and international markets through mid-September 2011 are unconditionally guaranteed by Telcel. Accordingly, the holders of those outstanding debt securities will have priority over the holders of the notes with respect to claims to the assets of Telcel. The notes do not restrict our ability or the ability of our subsidiaries to incur additional indebtedness in the future.

As of September 30, 2011, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness and guarantees of subsidiary indebtedness of approximately Ps.273.1 billion (U.S.$20.3 billion). As of September 30, 2011, Telcel had, on an unconsolidated basis, unsecured and unsubordinated indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.374.0 billion (U.S.$27.9 billion). As of September 30, 2011, our subsidiaries other than Telcel had indebtedness totaling approximately Ps.111.2 billion (U.S.$8.3 billion).

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Further Issuances	We may, from time to time without the consent of holders of the notes, issue additional notes on the same terms and conditions as the notes, which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes.

Payment of Additional Amounts	If you are not a resident of Mexico for tax purposes, payments of interest on the notes to you will generally be subject to Mexican withholding tax at a rate of 4.9% or, in certain circumstances, 10%. See “Taxation—Mexican Tax Considerations” in this prospectus supplement and in the accompanying prospectus. We will pay additional amounts in respect of those payments of interest so that the amount you receive after Mexican withholding tax is paid equals the amount that you would have received if no such Mexican withholding tax had been applicable, subject to some exceptions as described under “Description of Notes—Payment of Additional Amounts” in this prospectus supplement and “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Tax Redemption	If, due to changes in Mexican laws relating to Mexican withholding taxes, we are obligated to pay additional amounts on the notes in excess of those attributable to a Mexican withholding tax rate of 4.9%, we may redeem the outstanding notes, in whole but not in part, at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

Listing	We will apply to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market. However, we will not be required to maintain such listing.

ISIN and Common Code	The ISIN for the notes is . The Common Code for the notes is .

Form and Denomination	The notes will be issued only in registered form without coupons and in minimum denominations of CNY1,000,000 and integral multiples of CNY10,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Securities, Clearing and Settlement—Debt Securities Denominated in a Currency Other Than U.S. Dollars” in the accompanying prospectus. Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream and Euroclear.

Trustee, Registrar, and Transfer Agent	The Bank of New York Mellon.

London Paying Agent and Transfer Agent	The Bank of New York Mellon, London Branch.

Luxembourg Paying Agent and Transfer Agent	The Bank of New York Mellon (Luxembourg) S.A.

Luxembourg Listing Agent	The Bank of New York Mellon (Luxembourg) S.A.

Governing law	The indenture, the supplemental indentures relating to the notes and the notes will be governed by the laws of the State of New York.

Risk factors	Before making an investment decision, prospective purchasers of notes should consider carefully all of the information included in this prospectus supplement and the accompanying prospectus, including, in particular, the information under “Risk Factors” in this prospectus supplement and the accompanying prospectus.

PRESENTATION OF FINANCIAL INFORMATION

This prospectus supplement incorporates by reference our audited consolidated financial statements as of January 1, 2009 and December 31, 2009 and 2010 and for each of the two years in the period ended December 31, 2010 and our unaudited interim condensed consolidated financial statements as of June 30, 2011 and for the six months ended June 30, 2011 and 2010. Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) as of December 31, 2010 and our unaudited interim condensed consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB as of January 1, 2011. Both our audited consolidated financial statements and our unaudited interim condensed consolidated financial statements are presented in Mexican pesos. Our date of transition to IFRS was January 1, 2009. The audited consolidated financial statements were our first annual financial statements prepared in accordance with IFRS. IFRS 1—“First-time Adoption of International Financial Reporting Standards” has been applied in preparing these financial statements. Note 1(II)(b) to our audited consolidated financial statements contains an analysis of the valuation, presentation and disclosure effects of adopting IFRS and a reconciliation between Mexican Financial Reporting Standards (Normas de Información Financiera Mexicanas, or “Mexican FRS”) and IFRS as of January 1, 2009 and December 31, 2009 and for the year ended December 31, 2009. The financial statements of our non-Mexican subsidiaries have been translated to Mexican pesos. Note 2(b)(ii) to our audited consolidated financial statements describes how we translate the financial statements of our non-Mexican subsidiaries.

Both our audited consolidated financial statements, our unaudited interim condensed consolidated financial statements and our unaudited interim consolidated financial information incorporated by reference in this prospectus supplement have been retrospectively restated to combine the financial position and results of operations of Carso Global Telecom, S.A.B. de C.V. (“CGT”) and Telmex Internacional, S.A.B. de C.V. (“Telmex Internacional”) as a result of our acquisition of CGT and Telmex Internacional in June 2010.

References herein to “Mexican pesos” or “Ps.” are to the lawful currency of Mexico. References herein to “U.S. dollars” or “U.S.$” are to the lawful currency of the United States. References herein to “Renminbi” or “CNY” are to the lawful currency of the PRC eligible for trading outside of the PRC.

This prospectus supplement contains translations of various Mexican peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the nominal Mexican peso or constant Mexican peso amounts actually represent the U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, we have translated U.S. dollar amounts from constant Mexican pesos at the exchange rate of Ps.13.4217 to U.S.$1.00, which was the rate reported by Banco de México for September 30, 2011, as published in the Official Gazette of the Federation (Diario Oficial de la Federación, or “Official Gazette”).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement incorporates important information about us that is not included in or delivered with the prospectus supplement. The U.S. Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2010, filed with the SEC on May 13, 2011 (SEC File No. 001-16269) (our “2010 Form 20-F”);

•

our report on Form 6-K, filed with the SEC on August 31, 2011 (SEC File No. 001-16269), containing our operating and financial review (including financial information) as of June 30, 2011 and for the six months ended June 30, 2011 and 2010;

•

our report on Form 6-K, filed with the SEC on October 3, 2011 (SEC File No. 001-16269), containing our unaudited interim condensed consolidated financial statements as of June 30, 2011 and for the six months ended June 30, 2011 and 2010;

•

our report on Form 6-K, filed with the SEC on February 1, 2012 (SEC File No. 001-16269), containing our operating and financial review (including financial information) as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010;

•

any future annual reports on Form 20-F filed with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement; and

•

any future reports on Form 6-K that we file with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3 (SEC File No. 333-162217).

Any statement contained in any of the foregoing documents shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus supplement and that has not been delivered with this prospectus supplement, at no cost, by writing or telephoning us at Lago Zurich 245, Edificio Telcel, Colonia Granada Ampliación, Delegación Miguel Hidalgo, 11529, México D.F., México, Attention: Investor Relations, telephone (5255) 2581-4449.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.

RISK FACTORS

The following risk factors should be read together with the risk factors discussed under “Risk Factors” in the accompanying prospectus and “Item 3—Risk Factors” in our 2010 Form 20-F incorporated by reference herein. You should carefully consider these risk factors as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the notes.

Risks Relating to the Notes

Renminbi is not a freely convertible currency, and there are significant restrictions on remittance of Renminbi into and outside the People’s Republic of China

Renminbi is not a freely convertible currency at present. The PRC government continues to regulate conversion between Renminbi and foreign currencies, including the Hong Kong dollar, despite a reduction in recent years by the PRC government of control over routine foreign exchange transactions for current account items such as payments for imported goods and salary payments. Participating banks in Hong Kong have been permitted to engage in the settlement of Renminbi trade transactions under a pilot program introduced in July 2009. The pilot program was extended in June 2010 to cover 20 provinces and cities in the PRC and was further extended in August 2011 to cover all of the PRC and to make Renminbi trade and other current account item settlement available in all countries worldwide.

In particular, depending on the size and nature of the transaction, a foreign investor is required to obtain the approval of the Ministry of Commerce of the PRC (“MOFCOM”) and The People’s Bank of China (“PBOC”) or their respective local counterparts for any investment in the PRC using offshore Renminbi. Such investments include any establishment of a new enterprise, any increase in the registered capital of an existing enterprise, any acquisition of a PRC onshore entity and any extension of a loan. In October 2011, MOFCOM promulgated a circular which specifically required the approval of its head office for certain types of cross-border CNY-denominated direct investment transactions, including capital contributions of CNY300 million or more and transactions involving certain types of financial institutions, investment holding enterprises and policy sensitive sectors.

As the relevant PRC regulations and guidelines are relatively new and untested, their interpretation and application by the relevant PRC authorities remain subject to significant uncertainties. For further details in respect of the remittance of Renminbi into and outside the PRC, see “Remittance of Renminbi into and outside the PRC” in this prospectus supplement.

Subject to the prior receipt of all necessary governmental approvals, we may remit the proceeds from this offering of the notes into the PRC. There is no assurance that such approvals will be obtained, or if obtained, will not be revoked or amended in the future.

We cannot assure you that the PRC government will continue to liberalize gradually control over cross-border Renminbi remittances in the future or that new regulations will not be promulgated which have the effect of restricting the remittance of Renminbi into or outside the PRC. We will be required to source Renminbi outside of the PRC to finance our obligations under the notes, and our ability to do so will be subject to the overall availability of Renminbi outside the PRC.

The limited availability of Renminbi outside the People’s Republic of China may affect the liquidity of the notes and our ability to source Renminbi to make payments in respect of the notes

As a result of the restrictions by the PRC government on cross-border Renminbi funds flows, there are limits on availability of Renminbi outside the PRC. Since February 2004, in accordance with arrangements between the PRC government and the Hong Kong government, licensed banks in Hong Kong may offer limited CNY-denominated banking services to Hong Kong residents and specified business customers. The PBOC has also established a Renminbi clearing and settlement system for participating banks in Hong Kong. On July 19, 2010, further amendments were made to the Settlement Agreement on the Clearing of Renminbi Business (the “Settlement Agreement”) between the PBOC and Bank of China (Hong Kong) Limited to expand the scope of Renminbi business for participating banks in Hong Kong. Pursuant to the revised arrangements, all corporations are allowed to open Renminbi accounts in Hong Kong, there is no longer any limit on the ability of corporations to convert Renminbi and there is no longer any restriction on the transfer of Renminbi funds between different accounts in Hong Kong.

Although it is expected that the offshore Renminbi market will continue to grow in depth and size, its growth is subject to many constraints as a result of PRC laws and regulations on foreign exchange. We cannot assure you that new PRC regulations will not be promulgated or the Settlement Agreement will not be terminated or amended in the future, which will have the effect of restricting the availability of Renminbi offshore. The limited availability of Renminbi outside of the PRC may affect the liquidity of the notes. We cannot assure you that we will be able to source Renminbi on satisfactory terms, if at all, to make payments on the notes.

An investment in the notes will be subject to exchange rate risks

The value of Renminbi against the Hong Kong dollar, the U.S. dollar and other currencies fluctuates and is affected by developments in or affecting the PRC, international political and economic conditions and many other factors. All payments of interest on and principal of the notes will be made in Renminbi, except in the case of inconvertibility, non-transferability or illiquidity. As a result, the value of Renminbi payments may vary with the prevailing exchange rates in the marketplace. If the value of Renminbi depreciates against the relevant currency, the value of the investment in relevant currency will have declined.

Investment in the notes is subject to interest rate risks

The PRC government has gradually liberalized the regulation of interest rates in recent years. Further liberalization may increase interest rate volatility. The notes will carry a fixed interest rate. Consequently, the trading price of the notes will vary with the fluctuations in the Renminbi interest rates. If a holder of notes tries to sell such notes before their maturity, that holder may receive an offer that is less than its original investment.

Payments in respect of the notes will be made solely by transfer to a Renminbi bank account maintained in Hong Kong, except in limited circumstances

So long as the notes are represented by a global note held with the common depositary for Clearsteam and Euroclear, all payments in respect of the notes will be made solely by transfer to a Renminbi bank account maintained in Hong Kong in accordance with prevailing Euroclear and Clearstream rules and procedures, except in the case of inconvertibility, non-transferability or illiquidity, in which case we may make payments on the notes in U.S. dollars. If the notes are issued in definitive form, all payments in respect of the notes will be made by transfer to a Renminbi bank account maintained in Hong Kong in accordance with prevailing rules and regulations. We will not be required to make payment by any other means, including, for example, in any other currency or by transfer to a bank account in the PRC.

REMITTANCE OF RENMINBI INTO AND OUTSIDE THE PEOPLE’S REPUBLIC OF CHINA

Renminbi is not a freely convertible currency. The remittance of Renminbi into and outside the PRC is subject to controls imposed under PRC law.

Current Account Items

Under PRC foreign exchange control regulations, current account item payments include payments for imports of goods and services and payments of salaries and income into and outside the PRC.

Prior to July 2009, all current account items were required to be settled in foreign currencies. Since July 2009, the PRC has commenced a pilot scheme pursuant to which Renminbi may be used for settlement of imports and exports of goods between approved pilot enterprises in five designated cities in the PRC including Shanghai, Guangzhou, Dongguan, Shenzhen and Zhuhai and enterprises in designated offshore jurisdictions, including Hong Kong and Macau. On June 17, 2010, the PRC government promulgated the Circular on Issues concerning the Expansion of the Scope of the Pilot Program of Renminbi Settlement of Cross-Border Trades (Yin Fa (2010) No. 186) (the “Renminbi Settlement Circular”), pursuant to which (1) Renminbi settlement of imports and exports of goods and of services and other current account items became permissible in the designated pilot districts, (2) the list of designated pilot districts was expanded to cover 20 provinces and (3) the restriction on designated offshore districts was lifted. Accordingly, any enterprises in the designated pilot districts and offshore enterprises are entitled to use Renminbi to settle imports of goods, cross-border trade services and other current account items between them. Renminbi remittance for exports of goods from the PRC may only be effected by approved pilot enterprises in designated pilot districts in the PRC.

In August 2011, the PRC government promulgated the Circular on Expanding the Areas for Renminbi Settlement in Cross-Border Trades which expanded Renminbi settlement for cross-border trade to the entire country.

As a new regulation, the Renminbi Settlement Circular will be subject to interpretation and application by the relevant PRC authorities. Local authorities may adopt different practices in applying the Renminbi Settlement Circular and impose conditions for settlement of current account items.

Capital Account Items

Under PRC foreign exchange control regulations, capital account items include cross-border transfers of capital, direct investments, securities investments, derivative products and loans. Capital account payments are generally subject to approval of the relevant PRC authorities.

On February 25, 2011, the MOFCOM promulgated the Notice on Issues concerning Foreign Investment Management (the “MOFCOM [2011]72 Notice”). The MOFCOM [2011]72 Notice states that if a foreign investor intends to make investments in the PRC (whether by way of establishing a new enterprise, increasing the registered capital of an existing enterprise, acquiring a PRC onshore enterprise or providing loan facilities) with Renminbi that it has generated from cross-border trade settlement or that is lawfully obtained by it outside the PRC, MOFCOM’s prior written consent is required.

On June 3, 2011, the PBOC promulgated the Notice on Clarifying Issues concerning Cross-border Renminbi Settlement (the “PBOC [2011]145 Notice”). The PBOC [2011]145 Notice provides instructions to local PBOC authorities on procedures for the approval of settlement activities for non-financial Renminbi foreign direct investment into the PRC. The PBOC [2011]145 Notice applies to all non-financial Renminbi foreign direct investment into the PRC, and includes investment by way of establishing a new enterprise, acquiring a PRC onshore enterprise, transferring shares, increasing the registered capital of an existing enterprise, or providing loan facilities in Renminbi.

On October 12, 2011, the MOFCOM promulgated the Circular on Issues Concerning Cross-Border Renminbi Direct Investment (the “MOFCOM Circular”). The MOFCOM Circular states that if a foreign investor intends to remit offshore Renminbi into the PRC, the official approval from MOFCOM’s local counterparts or, in the circumstances described in the following sentence, the head office of MOFCOM is required. Approval from the head office of MOFCOM is required in the following circumstances: (i) the capital contribution is for CNY300,000,000 or more; (ii) the transaction involves investment in guarantee companies, finance lease companies, micro-finance companies and auction companies; (iii) the transaction involves investment in foreign-invested holding companies, venture capital or equity investment enterprises; or (iv) the transaction involves investment in cement, iron and steel, electrolytic aluminum, shipbuilding and other policy sensitive sectors. While the MOFCOM Circular expressly sets out the requirement of obtaining approval from MOFCOM’s local counterparts or in certain circumstances, the head office of MOFCOM for remittance of Renminbi back to the PRC by a foreign investor, the foreign investor will also be required to obtain approvals from other PRC regulatory authorities, such as the PBOC and the State Administration of Foreign Exchange, for transactions under capital account items.

On October 13, 2011, the PBOC promulgated the Administrative Measures on Settlement of Renminbi Foreign Direct Investment (the “PBOC Measures”). The PBOC Measures provide more detailed rules for regulation of banks in handling settlement matters relating to Renminbi foreign direct investment and provide more detailed rules for the settlement of Renminbi foreign direct investment, including the procedures for foreign investors to open Renminbi settlement accounts, the type of foreign direct investment transactions covered, the documents required to open and operate Renminbi settlement accounts and the restrictions on operation of Renminbi settlement accounts. The domestic settlement banks of foreign investors or foreign-invested enterprises in the PRC are permitted to process requests to remit Renminbi foreign direct investment into the PRC only after the examination of the requisite approval or registration documents from the relevant PRC authorities, including the MOFCOM. In particular, each foreign-invested enterprise must file required information with the relevant local counterpart of the PBOC and amend the filed information in case of any specified material changes.

As the MOFCOM [2011]72 Notice, the PBOC [2011]145 Notice, the MOFCOM Circular and the PBOC Measures are relatively new circulars, and the MOFCOM Circular and PBOC Measures amend or replace certain provisions set forth in the MOFCOM [2011]72 Notice and the PBOC [2011]145 Notice, their interpretation and application by the relevant PRC authorities are subject to significant uncertainties. Further, new PRC regulations may be promulgated in the future which have the effect of permitting or further restricting, as the case may be, the remittance of Renminbi for payment of transactions categorized as capital account items.

EXCHANGE RATES

U.S. Dollar/Mexican Peso

Mexico has a free market for foreign exchange, and the Mexican government allows the Mexican peso to float freely against the U.S. dollar. We cannot assure you that the Mexican government will maintain its current policies with regard to the Mexican peso or that the Mexican peso will not depreciate or appreciate significantly in the future.

The following table sets forth, for the periods indicated, the high, low, average and period-end noon buying rate in New York City for cable transfers in Mexican pesos published by the Federal Reserve Bank of New York, expressed in Mexican pesos per U.S. dollar. The rates have not been restated in constant currency units and therefore represent nominal historical figures.

Period	High	Low	Average(1)	Period End
2007	11.2692	10.6670	10.9253	10.9169
2008	13.9350	9.9166	11.2124	13.8320
2009	15.4060	12.6318	13.5777	13.0576
2010	13.1940	12.1556	12.6352	12.3825
2011	14.2592	11.5050	12.4629	13.9510
July	11.7972	11.6294		11.7235
August	12.4831	11.7525		12.3262
September	13.8748	12.2556		13.7701
October	13.9310	13.1025		13.1690
November	14.2542	13.3826		13.6201
December	13.9927	13.4890		13.9510
2012
January (through January 27)	13.7502	12.9251		12.9251

(1)	Annual averages are calculated from month-end rates.

The noon buying rate published by the Federal Reserve Bank of New York for January 27, 2012, was Ps.12.9251 to U.S.$1.00.

U.S. Dollar/Renminbi

Since January 1, 1994, the PBOC has set and published a daily base exchange rate with reference primarily to the supply and demand of Renminbi against the U.S. dollar in the market during the previous day. On July 21, 2005, the PBOC announced a reform of its exchange rate system and revalued the Renminbi from CNY8.28 to US$1.00 to CNY8.11 to US$1.00. Under the reform, the Renminbi is no longer effectively linked to the U.S. dollar but instead is allowed to fluctuate within a narrow and managed band against a basket of foreign currencies, according to market demand and supply conditions. The PBOC announces the Renminbi’s closing price each day, and that rate serves as the midpoint of the next day’s trading band. On May 18, 2007, the PBOC announced that, effective May 21, 2007, it would widen the daily trading band of the Renminbi against the U.S. dollar from 0.3% to 0.5%. As a result, the Renminbi is now permitted to rise or fall 0.5% each day from the midpoint set each morning. On June 19, 2010, the PBOC announced that it has decided to proceed further with reform of the Renminbi exchange rate regime and to enhance the Renminbi exchange rate flexibility. According to the announcement, the exchange rate floating bands remain the same as previously announced but the PBOC will place more emphasis on reflecting the market supply and demand with reference to a basket of currencies. The PRC government may make further adjustments to the exchange rate system in the future.

The following table sets forth, for the periods indicated, the high, low, average and period-end noon buying rate in New York City for cable transfers in Renminbi published by the Federal Reserve Bank of New York, expressed in Renminbi per U.S. dollar. The rates have not been restated in constant currency units and therefore represent nominal historical figures.

Period	High	Low	Average(1)	Period End
2007	7.8127	7.2946	7.5806	7.2946
2008	7.2946	6.7800	6.9193	6.8225
2009	6.8470	6.8176	6.8295	6.8259
2010	6.8330	6.6000	6.7603	6.6000
2011	6.6364	6.2939	6.4438	6.2939
July	6.4720	6.4360		6.4360
August	6.4401	6.3802		6.3802
September	6.3975	6.3780		6.3780
October	6.3825	6.3534		6.3547
November	6.3839	6.3400		6.3765
December	6.3733	6.2939		6.2939
2012
January (through January 20)	6.3330	6.2940		6.3330

(1)	Annual averages are calculated from month-end rates.

The noon buying rate published by the Federal Reserve Bank of New York for January 20, 2012 was CNY6.3330 to U.S.$1.00.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after payment of underwriting discounts and transaction expenses, are expected to be approximately CNY          million (or approximately Ps.          million). We intend to use the net proceeds from the sale of the notes for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2011 and as adjusted to reflect the issuance and sale of the notes, but not the application of the net proceeds of the offering. Additional indebtedness incurred since September 30, 2011 includes the issuance of (a) 1.23% bonds due 2014 in an aggregate principal amount of ¥6.9 billion, (b) 1.53% bonds due 2016 in an aggregate principal amount of ¥5.1 billion, (c) 4.125% Senior Notes due 2019 in an aggregate principal amount of €1,000,000,000 and (d) 5.000% Senior Notes due 2026 in an aggregate principal amount of £500,000,000. This additional indebtedness is not reflected in the following table. In addition, the table does not reflect our acquisition of shares of capital stock of Telmex pursuant the TMX Tender Offer, which settled on November 17, 2011.

U.S. dollar amounts in the table are presented solely for your convenience using the exchange rate of Ps.13.4217 to U.S.$1.00, which was the rate reported by Banco de México for September 30, 2011, as published in the Official Gazette.

	As of September 30, 2011
	Actual				As adjusted
	(millions of Mexican pesos)		(millions of U.S. dollars)		(millions of Mexican pesos)		(millions of U.S. dollars)
	(unaudited)
Debt:
Denominated in U.S. dollars:
Export credit agency credits	Ps.	8,266	U.S.$	616	Ps.	8,266	U.S.$	616
Other bank loans		20,158		1,502		20,158		1,502
5.500% Notes due 2014		10,670		795		10,670		795
5.750% Notes due 2015		9,558		712		9,558		712
3.625% Senior Notes due 2015		10,066		750		10,066		750
5.500% Senior Notes due 2015		7,447		555		7,447		555
2.375% Senior Notes due 2016		26,843		2,000		26,843		2,000
5.625% Notes due 2017		7,826		583		7,826		583
5.000% Senior Notes due 2019		10,066		750		10,066		750
5.500% Senior Notes due 2019		5,065		377		5,065		377
5.000% Senior Notes due 2020		28,519		2,125		28,519		2,125
6.375% Notes due 2035		13,171		981		13,171		981
6.125% Notes due 2037		4,956		369		4,956		369
6.125% Senior Notes due 2040		26,843		2,000		26,843		2,000

Total		189,454		14,115		189,454		14,115
Denominated in Mexican pesos:
Domestic senior notes (certificados bursátiles)		56,783		4,231		56,783		4,231
8.75% Senior Notes due 2016		4,500		335		4,500		335
9.00% Senior Notes due 2016		5,000		373		5,000		373
8.46% Senior Notes due 2036		7,872		586		7,872		586
Other bank loans		55		4		55		4

Total		74,210		5,529		74,210		5,529
Denominated in euro:
Export credit agency credits		179		13		179		13
3.75% Senior Notes due 2017		17,968		1,339		17,968		1,339
4.75% Senior Notes due 2022		13,476		1,004		13,476		1,004
Other bank loans		6,222		464		6,222		464

Total		37,845		2,820		37,845		2,820
Denominated in pounds sterling:
5.75% Senior Notes due 2030		13,596		1,013		13,596		1,013

Total		13,596		1,013		13,596		1,013
Denominated in Colombian pesos		4,345		324		4,345		324
Denominated in Brazilian reais		24,018		1,790		24,018		1,790
Denominated in Chinese Renminbi:
% Senior Notes due offered hereby		—		—
Denominated in other currencies		30,525		2,274		30,525		2,274

Total debt		373,993		27,865		373,993		27,865
Less short-term debt and current portion of long-term debt		41,928		3,124		41,928		3,124

Total long-term debt		332,065		24,741

	As of September 30, 2011
	Actual			As adjusted
	(millions of Mexican pesos)	(millions of U.S. dollars)		(millions of Mexican pesos)	(millions of U.S. dollars)
Equity:
Capital stock	96,422		7,184	96,422		7,184
Total retained earnings	200,393		14,930	200,393		14,930
Effect of translation of foreign entities	19,164		1,428	19,164		1,428
Non-controlling interest	25,877		1,928	25,877		1,928

Total equity	341,856		25,470	341,856		25,470

Total capitalization (total long-term debt plus equity)	Ps.673,921	U.S.$	50,211	Ps.	U.S.$

As of September 30, 2011, Telcel had, on an unconsolidated basis, unsecured and unsubordinated indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.374.0 billion (U.S.$27.9 billion). As of September 30, 2011, our subsidiaries other than Telcel had indebtedness totaling approximately Ps.111.2 billion (U.S.$8.3 billion).

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the two years ended December 31, 2009 and December 31, 2010 and for the nine months ended September 30, 2011, in accordance with IFRS.

Year ended December 31, 2009	Year ended December 31, 2010	Nine months ended September 30, 2011
9.2	7.6	7.0

Note:	Earnings, for this purpose, consist of profit before income tax, plus interest expense and interest implicit in operating leases, minus equity interest in net income of affiliates, during the period.

OPERATING AND FINANCIAL REVIEW AS OF SEPTEMBER 30, 2011 AND FOR NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

The following is a summary and discussion of our results of operations for the nine months ended September 30, 2011 and 2010 and our financial condition as of September 30, 2011. The following discussion should be read in conjunction with our audited annual consolidated financial statements.

In the opinion of our management, the unaudited interim financial information discussed below includes all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of this financial information in a manner consistent with the IFRS presentation made in the annual audited consolidated financial statements incorporated by reference herein from our 2010 Form 20-F. Results of operations for the nine months ended September 30, 2011 are not, however, necessarily indicative of results to be expected for the full year.

The following tables set forth summary unaudited condensed consolidated financial data of América Móvil at September 30, 2011 and December 31, 2010 and for the nine months ended September 30, 2011 and 2010.

U.S. dollar amounts in the table are presented solely for your convenience using the exchange rate of Ps.13.4217 to U.S.$1.00, which was the rate reported by Banco de México for September 30, 2011, as published in the Official Gazette.

	For the nine months ended September 30,
	2010	2011	2011
	(in thousands of Mexican pesos)		(millions of U.S. dollars)
	(unaudited)
Income Statement Data
Operating revenues:
Mobile voice services	Ps.197,176,515	Ps.206,370,036	U.S.$	15,376
Fixed voice services	103,874,203	102,633,243		7,647
Mobile data voice services	56,996,635	73,431,702		5,471
Fixed data services	49,522,447	53,038,548		3,952
Paid television	7,204,686	11,917,723		888
Other services	35,249,461	35,801,705		2,667

Total operating revenues	450,023,947	483,192,957		36,001

Operating costs and expenses:
Cost of sales and services	185,736,592	206,727,046		15,402
Commercial, administrative and general expenses	78,433,242	88,626,165		6,603
Other expenses	2,436,071	2,768,990		206
Depreciation and amortization	63,332,298	68,836,743		5,129

Total operating costs and expenses	329,938,203	366,958,944		27,340

Operating income	120,085,744	116,234,013		8,661
Interest income	2,946,432	4,807,047		358
Interest expense	(12,252,436)	(14,708,520)		(1,096)
Exchange gains (loss), net	3,664,604	(15,693,953)		(1,169)
Valuation of derivatives and other financial items, net	(10,896,846)	8,544,197		637
Equity in net income of associated company	631,685	1,803,690		134

Profit before income tax	104,179,183	100,986,474		7,525
Income tax	31,765,881	30,069,628		2,240

Net profit for the period	Ps. 72,413,302	Ps. 70,916,846	U.S.$	5,285

Other comprehensive income items:
Effect of translation of foreign entities	1,523,599	1,461,631		108
Effect of fair value of derivatives, net of deferred taxes	(373,949)	452,152		33

Total other comprehensive income for the period	1,149,650	1,913,783		141

Total comprehensive income for the period	Ps.73,562,952	Ps.72,830,629	U.S.$	5,426

Comprehensive income for the period attributable to:
Equity holders of the parent	Ps. 67,295,801	Ps. 70,422,436	U.S.$	5,247
Non-controlling interest	6,267,151	2,408,193		179

	Ps. 73,562,952	Ps. 72,830,629	U.S.$	5,426

	At December 31, 2010	At September 30, 2011	At September 30, 2011
	(in thousands of Mexican pesos)		(in millions of U.S. dollars)
	(unaudited)
Balance Sheet Data
Total current assets	Ps.233,711,972	Ps.295,889,691	U.S.$	22,046

Total non-current assets	642,982,562	666,657,538		49,670

Total assets	876,694,534	962,547,229		71,716
Total current liabilities	204,543,083	244,617,339		18,226
Long-term debt	294,060,952	332,064,870		24,741
Deferred taxes	25,178,166	27,608,314		2,057
Deferred revenues	3,990,184	3,484,992		260
Employee benefits	12,884,979	12,915,796		962

Total liabilities	540,657,364	620,691,311		46,246
Equity:
Capital stock	96,433,461	96,421,618		7,184
Retained earnings:
Prior years	105,009,640	134,049,018		9,987
Profit for the period	91,123,052	66,344,225		4,943

Total retained earnings	196,132,692	200,393,243		14,930
Other comprehensive income items	15,085,830	19,164,041		1,428
Equity attributable to equity holders of the parent	307,651,983	315,978,902		23,542
Non-controlling interests	28,385,187	25,877,016		1,928

Total equity	336,037,170	341,855,918		25,470

Total liabilities and equity	Ps.876,694,534	Ps.962,547,229	U.S.$	71,716

Consolidated Results of Operations for the First Nine Months of 2011 and 2010

Operating Revenues

Operating revenues for the first nine months of 2011 increased by 7.37% over the first nine months of 2010. The Ps.33.2 billion increase was attributable to increases in revenues from our voice and data mobile operations, fixed-line data operations and pay TV services, slightly offset by a decrease in revenues from our fixed-line voice operations.

Mobile Voice—Mobile voice revenues for the first nine months of 2011 increased by 4.66% over the first nine months of 2010. The increase of Ps.9.2 billion in these revenues was principally due to an increase in traffic, partially offset by reductions in interconnection rates charged to other telecommunications providers in Mexico, Colombia and certain countries in Central America.

Fixed Voice —Fixed voice revenues for the first nine months of 2011 decreased by 1.19% from the first nine months of 2010. The decrease of Ps.1.2 billion in these revenues was principally due to a decrease in long distance traffic and lower interconnection rates in certain markets in which we operate.

Mobile Data—Mobile data revenues for the first nine months of 2011 increased by 28.84% over the first nine months of 2010. The increase of Ps.16.4 billion in these revenues was principally due to increased use of value-added services, including SMS messaging and web browsing on handsets, tablets and notebooks.

Fixed Data—Fixed data revenues for the first nine months of 2011 increased by 7.10% over the first nine months of 2010. The increase of Ps.3.5 billion in these revenues was principally due to residential subscriber and broadband services growth.

Paid Television—Paid television revenues for the first nine months of 2011 increased by 65.42% over the first nine months of 2010. The increase of Ps.4.7 billion in these revenues was principally due to subscriber growth in our Brazilian operations.

Other services—Revenues from other services for the first nine months of 2011 increased by 1.57% from the first nine months of 2010. The increase of Ps.0.6 billion in these revenues was principally due to an increase in our yellow page and editorial businesses.

Operating Costs and Expenses

Cost of sales and services—Cost of sales and services for the first nine months of 2011 represented 42.78% of operating revenues compared to 41.27% of operating revenues for the first nine months of 2010. In absolute terms, cost of sales and services for the first nine months of 2011 increased by 11.30% over the first nine months of 2010.

Cost of equipment was Ps.65.2 billion for the first nine months of 2011 and Ps.59.6 billion for the first nine months of 2010 and primarily represented the cost of handsets, accessories and computers sold to customers, resulting from higher total subscriber growth in the first nine months of 2011 compared to the first nine months of 2010. Costs of handsets, accessories and computers for the first nine months of 2011 increased by 9.42% over the first nine months of 2010.

Cost of sales and services was Ps.206.7 billion for the first nine months of 2011 and Ps.185.7 billion for the first nine months of 2010. The 12.19% increase for the first nine months of 2011 was principally due to growth in our value added services and Pay TV businesses, as well as higher network maintenance, real estate leasing and electrical energy costs.

Commercial, administrative and general expenses—Commercial, administrative and general expenses represented 18.3% of operating revenues for the first nine months of 2011 and 17.43% of operating revenues for the first nine months of 2010. On an absolute basis, commercial administrative and general expenses for the first nine months of 2011 increased by 13.00% over the first nine months of 2010. The increase was principally due to an increase in advertisement, customer service centers, and call centers related expenses.

Other expenses—For the first nine months of 2011, we recorded net other expenses of Ps.2.8 billion, compared to Ps.2.4 billion for the first nine months of 2010.

Depreciation and amortization—Depreciation and amortization for the first nine months of 2011 increased by Ps.5.5 billion, or 8.69%, over the first nine months of 2010. As a percentage of revenues, depreciation and amortization for the first nine months of 2011 increased slightly to 14.25% compared to 14.07% for the first nine months of 2010. The increase in depreciation and amortization for the first nine months of 2011 reflected the high level of capital expenditures.

Operating Income

Operating income for the first nine months of 2011 decreased by 3.21% from the first nine months of 2010, reflecting the increase in our operating costs and expenses. Operating margin (operating income as a percentage of operating revenues) for the first nine months of 2011 was 24.06% compared to 26.68% for the first nine months of 2010. The decrease in our operating margin for the first nine months of 2011 was due principally to higher costs for subscriber acquisition, acquisition of content and programming, network maintenance, airtime resale, customer service, advertisement and royalty payments under our concessions and licenses.

Net Interest Expense

Net interest expense (interest expense less interest income) for the first nine months of 2011 increased by 6.40%, or Ps.0.6 billion, over the first nine months of 2010. The increase reflects a higher average level of net debt (average indebtedness less average cash and cash equivalents) resulting from new borrowings, and the payment of the cash purchase price in the offers for CGT and Telmex Internacional, in the first half of 2011.

Net Exchange Loss

We recorded net exchange losses of Ps.15.7 billion for the first nine months of 2011, compared to a net exchange gain of Ps.3.7 billion for the first nine months of 2010. Such exchange loss was primarily attributable to a higher rate of depreciation of the Mexican peso against U.S. dollar, the currency in which a considerable part of our indebtedness is denominated.

Valuation of Derivatives and Other Financial Items, Net

We recognized net fair value gain of Ps.8.5 billion for the first nine months of 2011, compared to net fair value loss of Ps.10.9 billion for the first nine months of 2010. This item principally reflected changes in the valuation of our derivative instruments, and the net fair value gain reflected a reduction in the use of derivative instruments.

Equity in Net Income of Associated Company

Our proportionate share of the net profit of Net Serviços was Ps.1.8 billion for the first nine months of 2011, compared to Ps.0.6 billion for the first nine months of 2010. Our interest in Net Serviços increased to 94.8% as a result of our cash tender offer in January 2011.

Income Tax

Our effective rate of provisions for corporate income tax as a percentage of profit before income tax was 29.78% for the first nine months of 2011, compared to 30.49% for the first nine months of 2010, reflecting fiscal effects of foreign exchange losses.

Net Profit

We had net profit of Ps.70.9 billion for the first nine months of 2011, a decrease of Ps.1.5 billion over the first nine months of 2010, as a result of a smaller operating margin and an increase in costs for subscriber acquisition, acquisition of content and programming, network maintenance, airtime resale, customer service, advertisement and royalty payments costs.

Liquidity and Capital Resources

As of September 30, 2011, we had net debt (total short- and long-term debt minus cash and marketable securities) of Ps.238.8 billion, compared to Ps.206.7 billion at December 31, 2010.

Our total indebtedness as of September 30, 2011 was Ps.374.0 billion, of which Ps.41.9 billion was classified as short-term debt (including the current portion of long-term debt). Without considering the effect of hedging instruments that we use to manage our interest rate and foreign exchange exposure, approximately Ps.189.5 billion, or 50.7%, of our total indebtedness as of September 30, 2011 was denominated in U.S. dollars. In addition, approximately Ps.102.7 billion, or 27.5%, of our total indebtedness at that date, bore interest at variable rates, while approximately Ps.271.3 billion, or 72.5%, bore interest at fixed rates. Outstanding debt at September 30, 2011 does not reflect the issuance of (a) 1.23% bonds due 2014 in an aggregate principal amount of ¥6.9 billion, (b) 1.53% bonds due 2016 in an aggregate principal amount of ¥5.1 billion, (c) 4.125% Senior Notes due 2019 in an aggregate principal amount of €1,000,000,000 and (d) 5.000% Senior Notes due 2026 in an aggregate principal amount of £500,000,000.

The maturities of our long-term debt as of September 30, 2011 were as follows:

Years	Amount
	(millions of Mexican pesos as of September 30, 2011)
2012	Ps.	1,098
2013		37,301
2014		32,857
2015		36,842
2016		42,661
2017 and thereafter		181,307

Total	Ps.	332,065

We regularly assess our interest rate and foreign exchange exposures in order to determine whether to hedge our exposures. We may use derivative instruments to hedge our exposures.

We have continued to repurchase shares of our capital stock under our share repurchase program. During the first nine months of 2011, we repurchased approximately 44,823 million Series L shares and 10.3 million Series A shares for an aggregate purchase price of Ps.44,833.3 billion.

As of September 30, 2011, cash and cash equivalents amounted to Ps.126.7 billion, compared to Ps.95.9 billion as of December 31, 2010. During the first nine months of 2011, we used approximately Ps.10.0 billion to pay dividends and Ps.73.2 billion to fund capital expenditures.

DESCRIPTION OF NOTES

The following description of the specific terms and conditions of the notes supplements the description of the general terms and conditions set forth under “Description of Debt Securities” in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making an investment in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms and conditions of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

In this section of this prospectus supplement, references to “we,” “us” and “our” are to América Móvil, S.A.B. de C.V. only and do not include our subsidiaries or affiliates. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through Clearstream and Euroclear, or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Form of Securities, Clearing and Settlement—Debt Securities Denominated in a Currency Other Than U.S. Dollars” in the accompanying prospectus.

General

Base Indenture and Supplemental Indentures

The notes will be issued under a base indenture, dated as of September 30, 2009, as amended and supplemented by the ninth supplemental indenture, dated as of October 27, 2011, and under an additional supplemental indenture relating to the notes. References to the “indenture” are to the base indenture as so supplemented by the ninth supplemental indenture and the additional supplemental indenture. The indenture is an agreement among us, Telcel (as and if applicable), The Bank of New York Mellon, as trustee, and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg transfer agent and paying agent.

The debt securities will not be guaranteed by any of our subsidiaries. All of our outstanding debt securities that were issued in the Mexican and international markets through mid-September 2011 are unconditionally guaranteed by Telcel.

Trustee

The trustee has the following two main roles:

•

First, the trustee can enforce your rights against us if we default in respect of the notes. There are some limitations on the extent to which the trustee acts on your behalf, which are described under “Description of Debt Securities—Defaults, Remedies and Waiver of Defaults” in the accompanying prospectus.

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of notes.

Principal and Interest

The aggregate principal amount of the notes will initially be CNY             . The notes will mature on             ,             , unless earlier redeemed, and will be repaid at 100% of their outstanding principal amount. The notes will bear interest at a rate of     % per year from February     , 2012.

Interest on the notes will be payable on              and              of each year, beginning on                     , 2012, to the holders in whose names the notes are registered at the close of business on the              or              immediately preceding the related interest payment date.

We will pay interest on the notes on the interest payment dates stated above and at maturity. If any payment is due on the notes on a day that is not a business day, we will make the payment on the next business day, unless such payment would thereby fall into the next calendar month, in which case, the interest payment date will be the immediately preceding business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original payment date. Postponement of this kind will not result in a default under the notes or the indenture.

Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date on which interest was paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the next date on which a payment is made (each, an “interest period”). Interest on the notes will be computed on the basis of the actual number of days in the relevant interest period divided by 365 (without taking into account any 366-day year). Interest in respect of a note will be calculated per CNY10,000 in principal amount of the notes, and amounts will be rounded to the nearest CNY0.01 (CNY0.005 being rounded upwards).

“Business day” means any day (other than a Saturday or Sunday) (i) on which commercial banks are open for general business (including dealings in foreign exchange) in Hong Kong, London and New York City and are not authorized generally or obligated by law, regulation or executive order to close and (ii) on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET2) System (or any successor thereto) is open for business.

In the case of notes in certificated form, references to “business day” will also mean a day on which banking institutions generally are open for business in the location of each office of a transfer agent, but only with respect to a payment or other action to occur at that office.

Payment of U.S. Dollar Equivalent

If, by reason of Inconvertibility, Non-transferability or Illiquidity, we are not able to satisfy any payment on the notes when due, in whole or in part, in Renminbi in Hong Kong, we may, on giving irrevocable notice to the holders of the notes not less than five nor more than 30 business days’ prior to the relevant payment date, settle any such payment, in whole or in part, in U.S. dollars on that payment date at the U.S. Dollar Equivalent of the amount that was otherwise payable in Renminbi. In such event, we will make payments in respect of the notes in U.S. dollars, as determined in our discretion, (1) by wire transfer to a U.S. dollar-denominated account maintained by the relevant holders with a bank in New York City as such account shall have been provided to the registrar and appears on the security register or (2) in the form of U.S. dollar-denominated checks drawn on a bank in New York City by mailing the checks payable to or upon the written order of the relevant holders to the addresses of those holders as they appear in the security register; provided that, if any date for payment in respect of any note is not a business day, those holders will not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. Any such payment made under these circumstances in U.S. dollars will constitute valid payment in full and will not constitute a default in respect of the notes.

“CNY Dealer” means an independent foreign exchange dealer of international repute active in the Renminbi exchange market in Hong Kong.

“Determination Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange) in Hong Kong, London and New York City.

“Determination Date” means the day which is two Determination Business Days before the relevant payment date.

“Governmental Authority” means any de facto or de jure government or any agency or instrumentality thereof, court, tribunal, administrative or other governmental authority or any other entity (private or public) charged with the regulation of the financial markets (including the central bank) of Hong Kong.

“Illiquidity” means the general Renminbi exchange market in Hong Kong becomes illiquid as a result of which we cannot obtain sufficient Renminbi in order to satisfy our obligation to pay interest or principal, in whole or in part, in respect of the notes as determined by us in good faith and in a commercially reasonable manner following consultation with two CNY Dealers.

“Inconvertibility” means the occurrence of any event that makes it impossible for us to convert any Renminbi amount due in respect of the notes from or into U.S. dollars in the general Renminbi exchange market in Hong Kong, except if such impossibility is due solely to the failure by us to comply with any law, rule or regulation enacted by any Governmental Authority, unless such law, rule or regulation is enacted on or after the date of this prospectus supplement and it is impossible for us, due to an event beyond our control, to comply with such law, rule or regulation.

“Non-transferability” means the occurrence of any event that makes it impossible for us to deliver Renminbi between accounts inside Hong Kong or from an account outside Hong Kong to an account inside Hong Kong, or vice versa, except if such impossibility is due solely to the failure by us to comply with any law, rule or regulation enacted by any Governmental Authority, unless such law, rule or regulation is enacted or becomes effective on or after the date of this prospectus supplement and it is impossible for us, due to an event beyond our control, to comply with such law, rule or regulation.

“Spot Rate” means the spot Renminbi/U.S. dollar exchange rate for the purchase of U.S. dollars with Renminbi in the over-the-counter Renminbi exchange market in Hong Kong for settlement in two Determination Business Days, as determined by an independent calculation agent appointed in good faith by us (the “calculation agent”) at or around 11:00 a.m. (Hong Kong time) on the Determination Date, on a deliverable basis by reference to Reuters Screen Page TRADCNY3, or if no such rate is available, on a non-deliverable basis by reference to Reuters Screen Page TRADNDF. If neither of the foregoing rates is available, the calculation agent will determine the Spot Rate at or around 11:00 a.m. (Hong Kong time) on the Determination Date as the most recently available Renminbi/U.S. dollar official fixing rate for settlement in two Determination Business Days reported by The State Administration of Foreign Exchange of the PRC, which is reported on the Reuters Screen Page CNY=SAEC. Reference to a page on the Reuters Screen means the display page so designated on the Reuter Monitor Money Rates Service (or any successor service) or such other page as may replace that page for the purpose of displaying a comparable currency exchange rate.

“U.S. Dollar Equivalent” means the Renminbi amount converted into U.S. dollars using the Spot Rate for the relevant Determination Date.

We will provide notice to the trustee and each paying agent of any such payment of U.S. Dollar Equivalent. All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the foregoing provisions by us or the calculation agent will (in the absence of willful default, bad faith or manifest error) be binding on us, each other agent under the indenture and all holders of the notes.

Ranking of the Notes

We are a holding company, and our principal assets are shares that we hold in our subsidiaries. The notes will not be secured by any of our assets or properties. As a result, by owning the notes, you will be one of our unsecured creditors. The notes will not be subordinated to any of our other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all our other unsecured and unsubordinated debt. As of September 30, 2011, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness and guarantees of subsidiary indebtedness of approximately Ps.273.1 billion (U.S.$20.3 billion).

Claims of creditors of our subsidiaries, including trade creditors and bank and other lenders, will have priority over the holders of the notes in claims to assets of our subsidiaries. All of our outstanding debt securities that were issued in the Mexican and international markets through mid-September 2011 are unconditionally guaranteed by Telcel. Accordingly, the holders of those outstanding debt securities will have priority over the holders of the notes with respect to claims to the assets of Telcel.

Stated Maturity and Maturity

The day on which the principal amount of the notes is scheduled to become due is called the “stated maturity” of the principal of the notes. On the stated maturity of the principal for the notes, the full principal amount of the notes will become due and payable. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The notes will be issued only in registered form without coupons and in minimum denominations of CNY1,000,000 and integral multiples of CNY10,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Securities, Clearing and Settlement—Debt Securities Denominated in a Currency other than U.S. Dollars” in the accompanying prospectus.

Further Issues

We reserve the right, from time to time without the consent of holders of the notes, to issue additional notes on terms and conditions identical to those of the notes (except for issue date, issue price and the date from which interest shall accrue and, if applicable, first be paid), which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with the notes.

Payment of Additional Amounts

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to investors who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

Subject to the limitations and exceptions described in “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, we will pay to holders of the notes all additional amounts that may be necessary so that every net payment of interest or principal or premium, if any, to the holder will not be less than the amount provided for in the notes. By net payment, we mean the amount that we or our paying agent will pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Any references in this prospectus supplement to principal, premium, if any, interest or other amounts payable in respect of the notes by us will be deemed to also refer to any additional amounts that may be payable in accordance with the provisions described under “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Optional Redemption

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund (meaning that we will not deposit money on a regular basis into any separate account to repay your notes). In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

Tax Redemption

We will have the right to redeem the notes upon the occurrence of certain changes in the tax laws of Mexico as a result of which we become obligated to pay additional amounts on the notes in respect of withholding taxes at a rate in excess of 4.9%, in which case we may redeem the notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes, plus accrued interest to the redemption date. See “Description of Debt Securities—Optional Redemption—Redemption for Taxation Reasons” in the accompanying prospectus.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting our ability to incur liens to secure debt, enter into sale and leaseback transactions, sell shares of capital stock of Telcel, merge or consolidate with other entities and take other specified actions, as well as requiring us to provide certain reports or information to holders of notes. You should read the information under “Description of Debt Securities—Covenants” and “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.

Defaults, Remedies and Waiver of Defaults

Holders of the notes will have special rights if an event of default with respect to the notes occurs and is not cured. You should read the information under “Description of Debt Securities—Defaults, Remedies and Waiver of Defaults” in the accompanying prospectus.

No Defeasance

The notes will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Currency Indemnity

The notes will be subject to the currency indemnity provisions described in the accompanying prospectus under “Description of Debt Securities—Currency Indemnity.”

Notices

So long as the notes are represented by a global security deposited with The Bank of New York Mellon, as the common depositary (the “Common Depositary”) for Clearstream and Euroclear, notices to be given to holders will be given to Clearstream and Euroclear in accordance with their applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.

In addition, so long as the notes are listed on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market and it is required by the rules of such exchange, all notices to holders of notes will be published in English:

(1)	in a leading newspaper having a general circulation in Luxembourg (which currently is expected to be Luxemburger Wort); or

(2)	on the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Notices will be deemed to have been given on the date of mailing or of publication as aforesaid or, if published on different dates, on the date of the first such publication. If publication as provided above is not practicable, notices will be given in such other manner, and shall be deemed to have been given on such date, as the trustee may approve.

Notices will also be given to the Luxembourg Stock Exchange and will be published in a Luxembourg newspaper, which is expected to be the Luxembourg Wort, or on the website of the Luxembourg Stock Exchange at www.bourse.lu.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Our Relationship with the Trustee

The Bank of New York Mellon is initially serving as the trustee for the notes. The Bank of New York Mellon is also serving as the Common Depositary for Clearstream and Euroclear. The Bank of New York Mellon and its affiliates may have other business relationships with us from time to time.

TAXATION

The following summary of certain Mexican federal and U.S. federal income tax considerations contains a description of the principal Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico, or U.S. federal taxes other than income taxes (except certain European Union related taxes discussed below).

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this prospectus supplement (including the tax treaty described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of notes should consult their own tax advisors as to the Mexican, United States or other tax consequences of the purchase, ownership and disposition of the notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal consequences under the Mexican Ley del Impuesto sobre la Renta (the “Mexican Income Tax Law”) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the notes by a holder that is not a resident of Mexico and that will not hold notes or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a resident of Mexico if he or she has established his or her home in Mexico, and a corporation is considered a resident if it has established in Mexico its principal place of business management or its effective seat of business management. However, any determination of residence should take into account the particular situation of each person or legal entity.

U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain United States holders are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest on the notes may be subject. Prospective purchasers of the notes should consult their own tax advisors as to the tax consequences, if any, of such treaties.

Payments of Interest, Principal and Premium in Respect of the Notes

Under the Mexican Income Tax Law, payments of interest we make in respect of the notes (including payments of principal in excess of the issue price of such notes, which, under Mexican law, are deemed to be interest) to a foreign holder will generally be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the notes are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the documents evidencing this offer and the notes are notified to the CNBV, pursuant to the Mexican Securities Market Law, and (3) the information requirements specified by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público, or the “SHCP”) under its general rules are satisfied. In case such requirements are not met, the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, except as described below, the applicable withholding tax rate will be 4.9% and we expect to withhold tax at such rate.

A higher income tax withholding rate (currently up to a maximum of 30%) will be applicable when the effective beneficiaries of payments treated as interest, whether directly or indirectly, individually or collectively with related persons, who receive more than 5% of the aggregate amount of such payments on the note are (1) our shareholders who own, directly or indirectly, individually or collectively with related persons, more than 10% of our voting stock, or (2) legal entities more than 20% of whose stock is owned by us, directly or indirectly, individually or collectively with related persons, as set forth in the Mexican Income Tax Law.

Under the Mexican Income Tax Law, payments of interest we make with respect to the notes to a non-Mexican pension or retirement fund generally will be exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin, (3) the relevant interest income is exempt from taxation in such country, and (4) the fund is duly registered with the SHCP’s Registry of Banks, Finance Entities, Pension Funds and Foreign Investment Funds.

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of notes in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Holders or beneficial owners of notes may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional amounts may be limited as set forth under “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

In the event of certain changes in the applicable rate of Mexican withholding taxes, we may redeem the notes, in whole (but not in part) at any time, at a redemption price equal to 100% of their principal amount plus accrued interest and any additional amounts due thereon to the redemption date. See “Description of Debt Securities—Optional Redemption—Redemption for Taxation Reasons” in the accompanying prospectus.

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of the notes will not be subject to any Mexican withholding or similar taxes.

Taxation of Disposition of Notes

The application of Mexican tax law provisions to capital gains realized on the disposition of notes by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of notes between foreign holders effected outside of Mexico.

Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of notes. There are no Mexican stamps, issue registration or similar taxes payable by a foreign holder with respect to the notes.

U.S. Federal Income Tax Considerations

The following is a summary of the principal U.S. federal income tax considerations that may be relevant to a beneficial owner of notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the notes (a “U.S. holder”) and certain U.S. federal income tax considerations that may be as relevant to, a beneficial owner of notes (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder (a “non-U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in the notes.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. In addition, except where noted, this summary deals only with investors that are U.S. holders who acquire the notes in the United States as part of the initial offering of the notes, who will own the notes as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors who may be subject to special tax rules, such as banks, financial institutions, partnerships (or entities treated as a partnership for U.S. federal income tax purposes) or partners therein, tax-exempt entities, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, dealers in securities or currencies, certain short-term holders of notes, or persons that hedge their exposure in the notes or will hold notes as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction. U.S. holders should be aware that the U.S. federal income tax consequences of holding the notes may be materially different for investors described in the prior sentence.

You should consult your tax advisor about the consequences of the acquisition, ownership and disposition of the notes, including the relevance to your particular situation of the considerations discussed below, as well as any foreign, state, local or other tax laws.

Payments of Interest and Additional Amounts

Payments of the gross amount of interest and additional amounts (as defined in “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus), i.e., including amounts withheld in respect of Mexican withholding taxes, with respect to a note will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s regular method of tax accounting. Thus, accrual method U.S. holders will report stated interest on the note as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

It is expected that the notes will not be considered as issued with original issue discount (“OID”) in excess of a de minimis amount. In general, however, if the notes are issued with OID that is more than a de minimis amount, regardless of a U.S. holder’s regular method of accounting for U.S. federal income tax purposes, such holder will have to include OID as ordinary gross income under a “constant yield method” before the receipt of cash attributable to such income.

The amount of interest income realized by a cash method U.S. holder will be the U.S. dollar value of the Renminbi (the “foreign currency”) received, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted to U.S. dollars. A cash method U.S. holder will not recognize foreign currency gain or loss with respect to the receipt of such payment, but may have foreign currency gain or loss attributable to the actual disposition of the foreign currency so received.

A U.S. holder that uses an accrual method of tax accounting must accrue interest in accordance with either of two methods. Under the first method, an accrual method U.S. holder will accrue interest income on the note in the foreign currency, and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. holder’s taxable year). Under the second method, an electing accrual method U.S. holder will accrue interest income at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. holder that makes an election under the second method must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the U.S. Internal Revenue Service (the “IRS”).

An accrual method U.S. holder will recognize foreign currency gain or loss with respect to accrued interest income on the receipt of the interest payment if the exchange rate in effect on the date the payment is received (determined at the spot rate on the date such payment is received) differs from the exchange rate applicable to the previous accrual of that interest income (as determined above).

Foreign currency gain or loss will generally (i) be treated as ordinary income or loss, (ii) not be treated as an adjustment to interest income received on the note, and (iii) be treated as U.S. source income or as an offset to U.S. source income, respectively. The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under the Code, for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income provided that the U.S. holder does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued for the relevant taxable year. Interest and additional amounts paid on the notes generally will constitute foreign source passive category income.

The calculation and availability of foreign tax credits or deductions involve the application of complex rules (including, in the case of foreign tax credits, relating to a minimum holding period) that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Sale or Other Taxable Disposition of Notes

A U.S. holder generally will recognize gain or loss on the sale or other taxable disposition of the notes in an amount equal to the difference between (i) the amount realized on such sale or other taxable disposition (less any amounts attributable to accrued but unpaid interest, including any additional amounts thereon, which will be taxable as ordinary income to the extent not previously included in income) and (ii) the U.S. holder’s adjusted tax basis in the notes.

A U.S. holder’s adjusted tax basis in a note generally will be the U.S. dollar value of the purchase price of that note on the date of purchase, calculated at the exchange rate in effect on that date. In the case of maturity or retirement of a note, the amount realized generally will be the U.S. dollar value of the foreign currency received, calculated at the exchange rate in effect on the date the note matures or is retired. Similarly, if a note is sold before maturity for an amount denominated in foreign currency, the amount realized generally will be the U.S. dollar value of the foreign currency received, calculated at the exchange rate in effect on the date the note is sold. If the notes are traded on an established securities market, however, a cash method U.S. holder (or an electing accrual method U.S. holder) will determine its adjusted tax basis or amount realized by using the exchange rate in effect on the settlement date of the purchase or disposition, as the case may be.

Subject to the foreign currency rules discussed below, gain or loss realized by a U.S. holder on such sale or other taxable disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the notes have been held for more than one year. Certain non-corporate U.S. holders (including individuals) may be eligible for preferential rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

A portion of a U.S. holder’s gain or loss with respect to the principal amount of the note may be treated as foreign currency gain or loss, which is treated as ordinary income or loss, and will generally be treated as U.S. source income or as an offset to U.S. source income, respectively. For these purposes, the principal amount of the note will be the U.S. holder’s purchase price for the note in the foreign currency, and the amount of foreign currency gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale or other taxable disposition of the note and (ii) the U.S. dollar value of the principal amount determined on the date the U.S. holder purchased the note. In addition, upon the sale or other taxable disposition of a note, an accrual method U.S. holder may realize foreign currency gain or loss attributable to amounts received in respect of accrued and unpaid interest. The amount of foreign currency gain or loss realized with respect to principal and accrued interest will, however, be limited to the amount of overall gain or loss realized on the sale or other taxable disposition of the note.

Capital gain or loss recognized by a U.S. holder, as well as any foreign currency gain or loss, generally will be U.S. source gain or loss. Consequently, if any such gain would be subject to Mexican income tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the notes.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest received on the notes or on gain realized on the sale or other taxable disposition of the notes unless (i) the interest or gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment), or (ii) in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition and certain other conditions are met.

Information Reporting and Backup Withholding

Payments on the notes, and proceeds of the sale or other taxable disposition of the notes, that are paid within the United States or through certain U.S. related financial intermediaries to a U.S. holder generally are subject to information reporting and backup withholding unless (i) the U.S. holder is a corporation or other exempt recipient and demonstrates this fact when so required or (ii) in the case of backup withholding, the U.S. holder provides an accurate taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Although non-U.S. holders generally are exempt from information reporting and backup withholding, a non-U.S. holder may, in certain circumstances, be required to comply with certification procedures to prove entitlement to this exemption.

European Union Tax Considerations

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), each Member State of the European Union, or EU, is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual beneficial owner resident in, or certain limited types of entities established in, that other Member State. However, for a transitional period, Austria and Luxembourg will (unless during such period such Member

States elect otherwise) instead operate a withholding system in relation to such payments. Under such withholding system, tax will be deducted unless the recipient of the interest payment elects instead for an exchange of information procedure. The current rate of withholding is 35%.

The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange of information procedures relating to interest and other similar income.

A number of non-EU countries and certain dependent or associated territories of certain Member States have adopted or agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to an individual beneficial owner resident in, or certain limited types of entities established in, a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those countries and territories in relation to payments made by a person in a Member State to an individual beneficial owner resident in, or certain limited types of entities established in, one of those countries or territories.

A proposal for amendments to the Savings Directive has been published, including a number of suggested changes which, if implemented, would broaden the scope of the rules described above. Investors who are in any doubt as to their position should consult their professional advisors.

If a payment under a note were to be made by a person in a Member State or another country or territory which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment pursuant to the Savings Directive or any law implementing or complying with, or introduced in order to conform to, the Savings Directive, neither we nor any paying agent nor any other person would be obliged to pay additional amounts under the terms of the note as a result of the imposition of such withholding tax. Holders should consult their tax advisors regarding the implications of the Savings Directive in their particular circumstances.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and The Hongkong and Shanghai Banking Corporation Limited, as the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the principal amount of notes offered hereby.

The underwriting agreement provides that the obligation of the underwriter to purchase the notes is subject to approval of legal matters by counsel and to other conditions. The underwriting agreement provides that the underwriter is obligated to purchase all of the notes, if any are purchased.

The underwriter initially may offer part of the notes directly to the public at the offering price described on the cover page of this prospectus supplement. After the initial offering of the notes, the underwriter may from time to time vary the offering price and other selling terms. The underwriter may offer and sell the notes through certain of its affiliates.

We estimate that our out-of-pocket expenses for this offering will be approximately U.S.$         .

The notes are a new issue of securities with no established trading market. Application will be made to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market of such Exchange. However, even if admission to listing is obtained, we will not be required to maintain it. The underwriter intends to make a secondary market for the notes. However, the underwriter is not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. We provide no assurance concerning the liquidity of the trading market for the notes.

We have agreed to indemnify the underwriter against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments which the underwriter may be required to make in that respect.

Stabilization and Short Positions

In connection with the offering of the notes, the underwriter may, subject to applicable law, engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Selling Restrictions

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

European Economic Area

The underwriter has represented and agreed that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(1)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative or representatives nominated by América Móvil for any such offer; or

(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require América Móvil or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; “Prospectus Directive” means European Council Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented, warranted and agreed that:

(1)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(2)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

People’s Republic of China

The notes may not be offered or sold, directly or indirectly, in the PRC as part of their initial distribution.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (as amended, the “FIEL”) and the notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased in reliance of an exemption under Sections 274 or 275 of the SFA, the notes will not be transferrable for six months from the date of the initial acquisition of the notes, except to any of the following persons: (1) an institutional investor (as defined in Section 4A of the SFA); (2)a relevant person (as defined in Section 275(2) of the SFA); or (3) any person pursuant to an offer referred to in Section 275 (1A) of the SFA, unless expressly specified otherwise in Section 276(7) of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; or (4) as specified in Section 276(7) of the SFA.

Mexico

The notes have not been registered in Mexico with the Sección de Valores (Securities Section) of the Registro Nacional de Valores (National Securities Registry) maintained by the CNBV, and that no action has been or will be taken that would permit the offer or sale of the notes in Mexico absent an available exemption under Article 8 of the Ley del Mercado de Valores (Mexican Securities Market Law).

T+4 Settlement

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fourth business day following the date hereof (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Other Matters

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory and other transactions and matters in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of our company or our affiliates. If the underwriter or its affiliates has a lending relationship with us, said underwriter or its affiliates routinely hedge, and such underwriter or its affiliates may hedge, its credit exposure to us consistent with their customary risk management policies. Typically, underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may, at any time, hold or recommend to clients that they acquire, long or short positions in such securities and instruments.

The underwriter and/or its affiliates may act as an investor for its own account and may purchase notes in this offering and in that capacity may retain, purchase or sell for its own account such notes and any notes of América Móvil or related investments and may offer or sell such notes or other investments otherwise than in connection with this offering. In addition, it is possible that a limited number of investors, including entities affiliated with us, may purchase a significant portion of the notes in the offering.

The underwriter is not a broker-dealer registered with the SEC and will make any sales of notes in the United States, or to persons in the United States, solely through one or more registered broker-dealers in compliance with the Exchange Act and the rules of the Financial Industry Regulatory Authority.

VALIDITY OF THE NOTES

The validity of the notes offered and sold in this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our United States counsel, and for the underwriter by Simpson Thacher & Bartlett LLP, United States counsel to the underwriter. Certain matters of Mexican law relating to the notes will be passed upon for us by Bufete Robles Miaja, S.C., our Mexican counsel, and for the underwriter by Ritch Mueller, S.C., Mexican counsel to the underwriter.

EXPERTS

The consolidated financial statements of América Móvil, S.A.B. de C.V appearing in its annual report on Form 20-F for the year ended December 31, 2010, and the effectiveness of América Móvil, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2010, have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

P R O S P E C T U S

América Móvil, S.A.B. de C.V.

Debt Securities

Warrants

We may from time to time offer debt securities or warrants to purchase debt securities. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Investment in the securities involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES (THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION, OR “CNBV”). THE TERMS AND CONDITIONS OF THIS OFFER WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE DEBT SECURITIES OR OUR SOLVENCY. THE DEBT SECURITIES MAY NOT BE OFFERED OR SOLD IN MEXICO, ABSENT AN AVAILABLE EXCEPTION UNDER ARTICLE 8 OF THE LEY DEL MERCADO DE VALORES (MEXICAN SECURITIES MARKET LAW). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE DEBT SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

October 24, 2011

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference therein. We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, América Móvil, S.A.B. de C.V. may from time to time offer debt securities or warrants to purchase debt securities.

As used in this prospectus, “América Móvil,” “we,” “our” and “us” refer to América Móvil, S.A.B. de C.V. and its consolidated subsidiaries, unless the context otherwise requires or unless otherwise specified.

This prospectus only provides a general description of the securities that we may offer. Each time we offer securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Although we have based these forward-looking statements on our expectations and projections about future events, it is possible that actual events may differ materially from our expectations. In many cases, we include together with the forward-looking statements themselves a discussion of factors that may cause actual events to differ from our forward-looking statements. Examples of forward-looking statements include the following:

•	projections of operating revenues, net income (loss), net income (loss) per share, capital expenditures, indebtedness levels, dividends, capital structure or other financial items or ratios;

•	statements of our plans, objectives or goals, including those relating to competition, regulation and rates;

•	statements about our future economic performance or that of Mexico or other countries in which we currently operate;

•	competitive developments in the telecommunications sector in each of the markets where we currently operate;

•	other factors and trends affecting the telecommunications industry generally and our financial condition in particular; and

•	statements of assumptions underlying the foregoing statements.

Information regarding important factors that could cause actual events to differ, perhaps materially, from our forward-looking statements is contained under “Forward-Looking Statements” in our most recent annual report on Form 20-F, which is incorporated in this prospectus by reference, any reports on Form 6-K that may be incorporated in this prospectus by reference, or a prospectus supplement. See “Where You Can Find More Information” for information about how to obtain a copy of these documents.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

AMÉRICA MÓVIL

We provide telecommunications services in 18 countries. We are the largest provider of wireless communications services in Latin America, with the largest market share in Mexico and the third largest market share in Brazil, in each case based on number of subscribers. We also have major fixed-line operations in Mexico, Brazil and 12 other countries. The table below provides a summary of the principal businesses we conduct and the principal brand names we use in each country where we operated as of June 30, 2011.

Country	Principal Brand Names	Principal Businesses
Mexico	Telcel	Wireless
	Telmex	Fixed line
Argentina	Claro	Wireless, fixed line
Brazil	Claro	Wireless
	Embratel	Fixed line, satellite, Pay TV
	Net	Pay TV
Chile	Claro	Wireless, fixed line, Pay TV
Colombia	Comcel	Wireless
	Telmex	Fixed line, Pay TV
Dominican Republic	Claro	Wireless, fixed line, Pay TV
Ecuador	Claro	Wireless, fixed line, Pay TV
El Salvador	Claro	Wireless, fixed line, Pay TV
Guatemala	Claro	Wireless, fixed line, Pay TV
Honduras	Claro	Wireless, fixed line, Pay TV
Jamaica	Claro	Wireless
Nicaragua	Claro	Wireless, fixed line, Pay TV
Panama	Claro	Wireless, Pay TV
Paraguay	Claro	Wireless, Pay TV
Peru	Claro	Wireless, fixed line, Pay TV
Puerto Rico	Claro	Wireless, fixed line, Pay TV
Uruguay	Claro	Wireless, fixed line
United States	Tracfone	Wireless

The following table sets forth, as of June 30, 2011, the number of our wireless subscribers and our revenue generating units, or “RGUs,” in the countries where we operate. RGUs consist of fixed lines, broadband accesses and cable or direct-to-home pay television (“Pay TV”) units. The table includes total subscribers and RGUs of all of our consolidated subsidiaries and affiliates, without adjustment where our equity interest is less than 100%. The table reflects the geographic segments we use in our consolidated financial statements, including the following: (a) Southern Cone refers to Argentina, Chile, Paraguay and Uruguay; (b) Andean Region refers to Ecuador and Peru; (c) Central America refers to El Salvador, Guatemala, Honduras and Nicaragua; and (d) Caribbean refers to the Dominican Republic, Jamaica and Puerto Rico.

June 30, 2011 (in thousands)
Wireless subscribers:
Mexico	66,912
Brazil	55,534
Southern Cone	24,932
Colombia and Panama	30,890
Andean Region	21,432
Central America	11,451
United States	18,754
Caribbean	6,052

Total wireless subscribers	235,957

RGUs:
Mexico	22,934
Brazil	20,764
Southern Cone	1,227
Colombia and Panama	3,269
Andean Region	702
Central America	3,412
Caribbean	2,183

Total RGUs	54,491

Our principal operations are:

•

Mexico Wireless. Our subsidiary Radiomóvil Dipsa, S.A. de C.V. (“Telcel”), which operates under the brand name Telcel, is the largest provider of wireless services in Mexico, based on the number of subscribers.

•	Mexico Fixed. Our subsidiary Teléfonos de México, S.A.B. de C.V. is the only nationwide provider of fixed-line telecommunications services in Mexico.

•

Brazil. Several of our subsidiaries operating under the unified Claro brand name together constitute one of the three largest providers of wireless services in Brazil, based on the number of subscribers. Our subsidiary Embratel Participações S.A., together with its subsidiaries, is one of the leading providers of telecommunications services in Brazil, and our affiliate Net Serviços de Comunicação, S.A. is the largest cable television operator in Brazil. Together, they offer triple-play services in Brazil, with a cable television network that passed 12.7 million homes as of June 30, 2011.

•

Southern Cone. We provide wireless services in Argentina, Paraguay, Uruguay and Chile, operating under the Claro brand name. We also provide fixed-line services in Argentina, Chile and Uruguay under the Claro brand name. In Chile and Paraguay, we offer nationwide Pay TV services under the Claro brand name.

•

Colombia and Panama. We provide wireless services under the Comcel brand name in Colombia, where we are the largest wireless provider, based on the number of subscribers. We also provide fixed-line telecommunications and Pay TV services in Colombia under the Telmex brand name, where our network passed 5.6 million homes as of June 30, 2011. We also provide wireless and Pay TV services in Panama under the Claro brand name.

•

Andean Region. We provide wireless services in Peru and Ecuador under the Claro brand name. We also provide fixed-line telecommunications and Pay TV services in Peru, where our network passed 715 thousand homes, and Ecuador, where our network passed 406 thousand homes as of June 30, 2011.

•

Central America. We provide fixed-line telecommunications, wireless and Pay TV services in Guatemala, El Salvador, Honduras and Nicaragua. Our Central American subsidiaries provide all services under the Claro brand name.

•

United States. Our subsidiary TracFone Wireless Inc. is engaged in the sale and distribution of prepaid wireless services and wireless phones throughout the United States, Puerto Rico and the U.S. Virgin Islands.

•

Caribbean. We provide fixed-line telecommunications, wireless and Pay TV services in the Dominican Republic and Puerto Rico, where we are one of the largest telecommunications services providers. In addition, we provide wireless services in Jamaica. Our Caribbean subsidiaries provide all services under the Claro brand name.

RISK FACTORS

We have set forth risk factors in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We have also set forth below certain additional risk factors that relate specifically to securities we may offer using this prospectus. We may include further risk factors in more recent reports on Form 6-K incorporated in this prospectus by reference, or in a prospectus supplement. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Relating to Debt Securities Generally

There may not be a liquid trading market

If an active market for the debt securities does not develop, the price of the debt securities and the ability of a holder of debt securities to find a ready buyer will be adversely affected. As a result, we cannot assure you as to the liquidity of any trading market for the debt securities.

Creditors of our subsidiaries will have priority over the holders of the debt securities offered by this prospectus in claims to assets of our subsidiaries

The debt securities will be obligations of América Móvil and not any of our subsidiaries. We conduct substantially all of our business and hold substantially all of our assets through our subsidiaries. Claims of creditors of our subsidiaries, including trade creditors and bank and other lenders, will have priority over the holders of debt securities of América Móvil in claims to assets of our subsidiaries. In addition, our ability to meet our obligations, including under the debt securities, will depend, in significant part, on our receipt of cash dividends, advances and other payments from our subsidiaries.

All of our outstanding debt securities that were issued in the Mexican and international markets through mid-September 2011 are unconditionally guaranteed by Telcel. Accordingly, the holders of those outstanding debt securities will have priority over the holders of the unguaranteed debt securities offered by this prospectus with respect to claims to the assets of Telcel.

Judgments of Mexican courts enforcing our obligations under the debt securities would be payable only in Mexican pesos

If proceedings were brought in Mexico seeking to enforce in Mexico our obligations in respect of debt securities, we would be required to discharge our obligations in Mexico in Mexican pesos. Under the Ley Monetaria de los Estados Unidos Mexicanos (the Mexican Monetary Law), an obligation denominated in a currency other than Mexican pesos that is payable in Mexico may be satisfied in Mexican pesos at the rate of exchange in effect on the date of payment. This rate is currently determined by Banco de México and published in the Official Gazette of Mexico (Diario Oficial de la Federación). As a result, the amount paid by us in Mexican pesos to holders of debt securities may not be readily convertible into the amount of U.S. dollars or other currency that we are obligated to pay under the indenture. In addition, our obligation to indemnify these holders against exchange losses may be unenforceable in Mexico.

Our obligations under the debt securities would be converted in the event of bankruptcy

Under Mexico’s Ley de Concursos Mercantiles (Law on Mercantile Reorganization), if we were declared bankrupt or in concurso mercantil (bankruptcy reorganization), our obligations under debt securities:

•	would be converted into Mexican pesos and then from Mexican pesos into inflation-adjusted units, or Unidades de Inversión;

•	would be satisfied at the time claims of all our creditors are satisfied;

•	would be subject to the outcome of, and priorities recognized in, the relevant proceedings;

•	would cease to accrue interest; and

•	would not be adjusted to take into account any depreciation of the Mexican peso against the U.S. dollar or other currency occurring after such declaration.

Developments in other countries may affect prices for the debt securities and adversely affect our ability to raise additional financing

The market value of securities of Mexican companies is, to varying degrees, affected by economic and market conditions in other countries. Although economic conditions in such countries may differ significantly from economic conditions in Mexico, investors’ reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Mexican issuers. The market value of the debt securities could be adversely affected by events elsewhere, especially in emerging market countries.

Risks Relating to Peso-Denominated Debt Securities

The following risk factors apply to any debt securities denominated in Mexican pesos. You should consult your own financial and legal advisors about the risks of an investment in peso-denominated securities. If you are unsophisticated with respect to foreign currency-denominated securities, these debt securities may not be an appropriate investment for you.

If the Mexican peso depreciates against the U.S. dollar, the effective yield on the debt securities will decrease below the interest rate on the debt securities, and the amount payable at maturity may be less than your investment, resulting in a loss to you

Exchange rates between the U.S. dollar and the Mexican peso have varied significantly from year to year and period to period. Historical Mexican peso/U.S. dollar exchange rates are presented in our annual report on Form 20-F. However, historical exchange rates are not necessarily indicative of future fluctuations in rates and should not be relied upon as indicative of future trends.

Exchange rates can be volatile and unpredictable. If the Mexican peso depreciates against the U.S. dollar, the effective yield on the debt securities will decrease below the interest rate on the debt securities and the amount payable on the debt securities at maturity may be less than your investment, resulting in a loss to you. Depreciation of the Mexican peso against the U.S. dollar may also adversely affect the market value of the debt securities.

Mexican governmental policy or action could adversely affect the exchange rate between the Mexican peso and the U.S. dollar and, consequently, an investment in the debt securities

Mexican governmental policy or action could adversely affect the Mexican peso/U.S. dollar exchange rate, which may, in turn, negatively affect the market value of the debt securities, as well as the yield on the debt securities and the amount payable on the debt securities at maturity.

Even in the absence of governmental policy or action directly affecting exchange rates, political or economic developments in Mexico or elsewhere could lead to significant and sudden changes in the exchange rate between the Mexican peso and the U.S. dollar.

Exchange controls could impair our ability to make payments on the debt securities or negatively affect payments on the debt securities

The Mexican government currently does not restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert Mexican pesos into U.S. dollars or to transfer other currencies out of Mexico. However, the government could institute restrictive exchange rate policies or regulations which could result in depreciation of the Mexican peso against the U.S. dollar or other currencies, resulting in a reduced yield to holders of the debt securities, a possible loss on the debt securities and a possible decline in the market value of the debt securities. In addition, any restrictive exchange controls could impair our ability to make payments on the debt securities in accordance with the terms of the debt securities.

USE OF PROCEEDS

Unless otherwise disclosed in connection with a particular offering of securities, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under a base indenture, dated as of September 30, 2009, as amended and supplemented by the ninth supplemental indenture, and additional supplemental indentures relating to particular series of debt securities (collectively, the “indenture”). The indenture is an agreement among us, Telcel (as and if applicable), the Bank of New York Mellon, as trustee, and any other applicable party thereto.

The debt securities will not be guaranteed by any of our subsidiaries. All of our outstanding debt securities that were issued in the Mexican and international markets through mid-September 2011 are unconditionally guaranteed by Telcel.

The following section summarizes the material terms that are common to all series of debt securities issued by América Móvil under the indenture, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series. We will describe the particular terms of each series of debt securities offered in a supplement to this prospectus.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture. We also include references in parenthesis to some sections of the ninth supplemental indenture.

The indenture and its related documents, including the debt securities that we are offering, contain the full legal text of the matters summarized in this section. We have filed a copy of the base indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. We will file a copy of the ninth supplemental indenture and the additional supplemental indentures relating to particular series of debt securities with the SEC. Upon request, we will provide you with a copy of the indenture. See “Where You Can Find More Information” for information concerning how to obtain a copy.

In this section, references to “we,” “us” and “our” are to América Móvil, S.A.B. de C.V. only and do not include our subsidiaries or affiliates. References to “holders” mean those who have debt securities registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in debt securities should refer to “Form of Debt Securities, Clearing and Settlement.”

The debt securities will be issued in one or more series. The following discussion of provisions of the debt securities, including, among others, the discussion of provisions described under “—Optional Redemption,” “—Defaults, Remedies and Waiver of Defaults,” “—Modification and Waiver” and “—Defeasance,” applies to individual series of debt securities.

General

Trustee

The trustee has the following two main roles:

•

First, the trustee can enforce your rights against us if we default in respect of the debt securities. There are some limitations on the extent to which the trustee acts on your behalf, which we describe under “—Defaults, Remedies and Waiver of Defaults.”

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of debt securities.

Ranking of the Debt Securities

We are a holding company and our principal assets are shares that we hold in our subsidiaries. The debt securities will not be secured by any of our assets or properties. As a result, by owning the debt securities, you will be one of our unsecured creditors. The debt securities will not be subordinated to any of our other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against us, the debt securities would rank equally in right of payment with all our other unsecured and unsubordinated debt.

Stated Maturity and Maturity

The day on which the principal amount of the debt securities is scheduled to become due is called the “stated maturity” of the principal. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The debt securities will be issued only in registered form without coupons and in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. (Section 302)

Except in limited circumstances, the debt securities will be issued in the form of global debt securities. See “Form of Debt Securities, Clearing and Settlement.”

Further Issues

Unless otherwise specified in the applicable prospectus supplement, we reserve the right, from time to time without the consent of holders of the debt securities, to issue additional debt securities on terms and conditions identical to those of the debt securities (except for issue date, issue price and the date from which interest will accrue and, if applicable, first be paid), which additional debt securities will increase the aggregate principal amount of, and will be consolidated and form a single series with, the debt securities.

Three-Month LIBOR

Unless otherwise set forth in the applicable prospectus supplement, the following description will apply to any debt securities that bear interest at a floating rate based on Three-Month LIBOR. The applicable prospectus supplement will set forth any margin (expressed in percentage terms) that will be added to, or subtracted from, Three-Month LIBOR to determine the actual floating interest rate for any such debt securities.

As long as such floating-rate debt securities are outstanding, we will maintain a calculation agent for calculating the interest rates on the floating rate debt securities. The calculation agent will reset the rate of interest on the debt securities on each interest payment date. The interest rate set for the debt securities on a particular interest reset date will remain in effect during the interest period commencing on that interest reset date. Each interest period will be the period from and including an interest reset date to but excluding the next interest reset date or until the maturity date of the debt securities, as the case may be.

The calculation agent will determine the interest rate applicable to the debt securities on the interest determination date, which will be the second London Banking Day immediately preceding the interest reset date. The interest rate determined on an interest determination date will become effective on and as of the next interest reset date. “London Banking Day” means a day on which commercial banks are open for dealings in U.S. dollar deposits in the London interbank market.

The calculation agent will determine the applicable Three-Month LIBOR in accordance with the following provisions:

•

With respect to any interest determination date, Three-Month LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related interest reset date that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on that interest determination date. If no such rate appears, then Three-Month LIBOR, in respect of that interest determination date will be determined in accordance with the following provisions.

•

With respect to an interest determination date on which no rate appears on Reuters Page LIBOR01, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of any underwriters), as selected by the calculation agent, to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then Three-Month LIBOR on that interest determination date will be the arithmetic mean of those quotations.

•

If fewer than two quotations are provided, then Three-Month LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (New York City time) on the interest determination date by three major banks in New York City (which may include affiliates of any underwriters) selected by the calculation agent for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related interest reset date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, Three-Month LIBOR on the interest determination date will be the arithmetic mean of such rates.

•

If fewer than two such rates are so provided, Three-Month LIBOR on the interest determination date will be Three-Month LIBOR in effect with respect to the immediately preceding interest determination date.

“Reuters Page LIBOR01” means the display that appears on Reuters (or any successor service) on page LIBOR01 (or any page as may replace such page on such service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

Interest on the debt securities will be calculated on the basis of a 360-day year and the actual number of days elapsed.

All percentages resulting from any calculation of any interest rate for the debt securities will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 4.876545% (or .04876545) would be rounded to 4.87655% (or .0487655)), and all U.S. dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

The interest rate payable on the debt securities will not be higher than the maximum rate permitted by New York state law as that law may be modified by U.S. law of general application.

The calculation agent will publish the interest period, the interest payment date, the interest rate for that interest period, and the amount of interest to be paid on the debt securities for each interest period in the manner for giving notice to holders of the debt securities described below. The calculations of the calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of debt securities.

Payment Provisions

Payments on the Debt Securities

We will pay interest on the debt securities on the interest payment dates stated in the applicable prospectus supplement and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date.

For interest due on a debt security on an interest payment date, we will pay the interest to the holder in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date. For interest due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. For principal due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at the proper place of payment. (Section 306)

Unless otherwise specified in the applicable prospectus supplement, we will compute interest on debt securities bearing interest at a fixed rate on the basis of a 360-day year of twelve 30-day months (subject to the provisions described under “—Peso-Denominated Debt Securities”) and we (or a calculation agent) will compute interest on debt securities bearing interest at a floating rate based on LIBOR on the basis of the actual number of days during the relevant interest period and a 360-day year.

The regular record dates relating to the interest payment dates for any debt security will be set forth in the applicable prospectus supplement.

Payments on Global Debt Securities. For debt securities issued in global form, we will make payments on the debt securities in accordance with the applicable procedures of the depositary as in effect from time to time. (Section 1002) Under those procedures, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global debt security. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Debt Securities. For debt securities issued in certificated form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s records as of the close of business on the regular record date, and we will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check may be made in next-day funds, that is, funds that become available on the day after the check is cashed. If we issue debt securities in certificated form, holders of debt securities in certificated form will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in New York City. (Sections 202 and 306)

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the debt securities or the indenture. If interest on the debt securities is calculated on the basis of a 360-day year of twelve 30-day months, no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order to close and (b) a day on which banks and financial institutions in Mexico are open for business with the general public.

Peso-Denominated Debt Securities

Unless otherwise specified in the applicable prospectus supplement with respect to peso-denominated debt securities, the following provisions shall apply.

Interest

We will compute interest on debt securities denominated in Mexican pesos on the basis of the actual number of days during the relevant interest period and a 360-day year.

Payment Currency

Payments in U.S. Dollars. Payment of principal, interest, additional amounts and any other amounts due in respect of debt securities denominated in Mexican pesos will be made, except as provided below, in U.S. dollars, in amounts determined by the calculation agent by translating the Mexican peso amounts into U.S. dollars at the Settlement Rate on the applicable Rate Calculation Date.

For the purposes of translating Mexican peso amounts into U.S. dollars:

“Settlement Rate” means the Mexican peso/U.S. dollar exchange rate (the “FIX FX Rate”) reported by the Banco de México (Bank of Mexico) as the average of quotes in the wholesale foreign exchange market in Mexico for transactions payable in 48 hours on its website (which, at the date hereof, is located at http://www.banxico.gob.mx) on the applicable Rate Calculation Date. In the event that the FIX FX Rate is not so available by 3:00 p.m. (Mexico City time) on any Rate Calculation Date, then the Settlement Rate for such Rate Calculation Date will be determined by the calculation agent by taking the arithmetic mean (such mean, the “Alternative Rate”) of the Mexican peso/U.S. dollar exchange rate for the foreign exchange market in Mexico for transactions payable in 48 hours offered at or about such time on such date by (i) Banco Nacional de México, S.A., Institución de Banca Múltiple, (ii) Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, and (iii) The Bank of New York Mellon (the “Reference Banks”); provided, however, that if any of the Reference Banks ceases to offer such an exchange rate, that bank will be replaced by us, for the purpose of determining the Alternative Rate, with another leading bank or financial institution. In the event that the calculation agent determines (in its sole and absolute discretion) that neither the FIX FX Rate nor the Alternative Rate can be ascertained on a Rate Calculation Date in accordance with the foregoing, the calculation agent will determine the Settlement Rate (and method of determining the Settlement Rate) in respect of such date in its sole and absolute discretion, taking into consideration all available information that in good faith it deems relevant.

“Rate Calculation Date” means the second Mexican FX Day immediately preceding an interest payment date, maturity date or redemption date, as applicable. Notwithstanding the preceding sentence, if the Rate Calculation Date is not a business day, then the Rate Calculation Date will be the immediately preceding Mexican FX day (i.e., prior to such second Mexican FX Day) that is a business day.

“Mexican FX Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (i) not a day on which banking institutions or foreign exchange markets in Mexico City generally are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banking institutions and foreign exchange markets in Mexico City are open for business with the general public.

The FIX FX Rate for each Rate Calculation Date is also published in the Official Gazette (the Diario Oficial de la Federación) on the succeeding Mexican FX Day.

As long as the debt securities are outstanding, we will maintain a calculation agent for determining the Settlement Rate on each Rate Calculation Date. Each determination of the calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the debt securities.

The calculation agent will give notice to holders of the debt securities of the Settlement Rate and the U.S. dollar amounts to be paid per Ps.1,000,000 principal amount of debt securities on the business day immediately preceding the applicable payment date in the manner described under “—Notices.”

Election for Payment in Mexican Pesos. A holder of the debt securities may elect to receive payment of principal, interest, additional amounts and any other amounts due in respect of the debt securities in Mexican pesos. A holder who wishes to elect to receive a particular payment in Mexican pesos must notify the principal paying agent no later than the eighth day preceding the applicable payment date (but not earlier than the applicable record date). Holders who wish to receive payments in Mexican pesos must deliver a separate notice of any such election with respect to each payment date. Holders who own beneficial interests in a global debt security through accounts with Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) must arrange to have such notice given on their behalf. See “Form of Securities, Clearing and Settlement” in this prospectus.

Paying Agents

If we issue debt securities in certificated form, we may appoint one or more financial institutions to act as our paying agents, at whose designated offices the debt securities may be surrendered for payment at their maturity. We may add, replace or terminate paying agents from time to time; provided that if any debt securities are issued in certificated form, so long as such debt securities are outstanding, we will maintain a paying agent in New York City. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as a paying agent. We must notify you of changes in the paying agents as described under “—Notices.”

Unclaimed Payments

All money paid by us to the trustee or any paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any paying agent or anyone else. (Section 1003)

Payment of Additional Amounts

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to holders of debt securities who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

We will pay to holders of the debt securities all additional amounts that may be necessary so that every net payment of interest or principal to the holder will not be less than the amount provided for in the debt securities. By net payment, we mean the amount that we or our paying agent will pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment by a Mexican taxing authority.

Our obligation to pay additional amounts is, however, subject to several important exceptions. We will not pay additional amounts to or on behalf of any holder or beneficial owner, or to the trustee, for or on account of any of the following:

•

any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and Mexico (other than the mere receipt of a payment or the ownership or holding of a debt security);

•

any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the holder or any beneficial owner of the debt security if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 calendar days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that holders will be required to provide such information and identification;

•

any taxes, duties, assessments or other governmental charges with respect to a debt security presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holders of such debt security would have been entitled to such additional amounts on presenting such debt security for payment on any date during such 15-day period;

•	any estate, inheritance, gift or other similar tax, assessment or other governmental charge imposed with respect to the debt securities;

•	any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the debt securities;

•

any payment on a debt security to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of such debt security;

•

any taxes, duties, assessments or other governmental charges that are imposed on a payment to an individual and are required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any other directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000, December 13, 2001, and January 21, 2003, or any law or agreement implementing or complying with, or introduced in order to conform to, such a directive; and

•	any combination of the items in the bullet points above. (Section 1009)

The limitations on our obligations to pay additional amounts described in the second bullet point above will not apply if the provision of information, documentation or other evidence described in the applicable bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a debt security, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. (Section 1009(a))

Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided that we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional amounts described in the second bullet point above also will not apply unless (a) the provision of the information, documentation or other evidence described in the applicable bullet point is expressly required by the applicable Mexican regulations, (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on our own through reasonable diligence and (c) we otherwise would meet the requirements for application of the applicable Mexican regulations.

In addition, the limitation described in the second bullet point above does not require that any person, including any non-Mexican pension fund, retirement fund or financial institution, register with the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

We will remit the full amount of any Mexican taxes withheld to the applicable Mexican taxing authorities in accordance with applicable law. We will also provide the trustee with documentation satisfactory to the trustee evidencing the payment of Mexican taxes in respect of which we have paid any additional amounts. We will provide copies of such documentation to the holders of the debt securities or the relevant paying agent upon request. (Section 1009(a))

In the event that additional amounts actually paid with respect to the debt securities pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto. (Section 1009(d))

Any reference in this prospectus, the indenture, any applicable supplemental indenture or the debt securities to principal, premium, if any, interest or any other amount payable in respect of the debt securities by us will be deemed also to refer to any additional amounts that may be payable with respect to that amount under the obligations referred to in this subsection. (Section 1009(e))

Optional Redemption

We will not be permitted to redeem the debt securities before their stated maturity, except as set forth below. The debt securities will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your debt securities. In addition, you will not be entitled to require us to repurchase your debt securities from you before the stated maturity. (Section 1101(a))

Optional Redemption

If so indicated in the applicable prospectus supplement, we will be entitled, at our option, to redeem some or all of the outstanding debt securities from time to time at the redemption price set forth in the applicable prospectus supplement. If the debt securities are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case we will also pay you accrued and unpaid interest, if any, through the redemption date. Debt securities will stop bearing interest on the redemption date, even if you do not collect your money. (Sections 301, 1101 and 1104)

Redemption for Taxation Reasons

If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date on which the debt securities are issued, we would be obligated, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 4.9% with respect to the debt securities (see “—Additional Amounts” and “Taxation—Mexican Tax Considerations”), then, at our option, all, but not less than all, of the debt securities may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount of the debt securities being redeemed, plus accrued and unpaid interest, any premium applicable in the case of a redemption prior to maturity and any additional amounts due thereon up to but not including the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay these additional amounts if a payment on the debt securities were then due and (2) at the time such notice of redemption is given such obligation to pay such additional amounts remains in effect. (Section 1101(c))

Prior to the publication of any notice of redemption for taxation reasons, we will deliver to the trustee:

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a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right of redemption for taxation reasons have occurred; and

•

an opinion of Mexican legal counsel (which may be our counsel) of recognized standing to the effect that we have or will become obligated to pay such additional amounts as a result of such change or amendment. (Section 1101(d))

This notice, after it is delivered to the holders, will be irrevocable. (Section 1102)

Covenants

The following covenants will apply to us and certain of our subsidiaries for so long as any debt security remains outstanding. These covenants restrict our ability and the ability of these subsidiaries to enter into certain transactions. However, these covenants do not limit our ability to incur indebtedness or require us to comply with financial ratios or to maintain specified levels of net worth or liquidity.

Limitation on Liens

We may not, and we may not allow any of our restricted subsidiaries to, create, incur, issue or assume any liens on our restricted property to secure debt where the debt secured by such liens, plus the aggregate amount of our attributable debt and that of our restricted subsidiaries in respect of sale and leaseback transactions, would exceed an amount equal to an aggregate of 15% of our Consolidated Net Tangible Assets unless we secure the debt securities equally with, or prior to, the debt secured by such liens. This restriction will not, however, apply to the following:

•	liens on restricted property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition;

•

liens on any restricted property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair; provided that such lien attaches to the restricted property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other restricted property;

•

liens existing on any restricted property of any restricted subsidiary prior to the time that the restricted subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•	liens on any restricted property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries; and

•

liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional restricted property. (Section 1006)

“Consolidated Net Tangible Assets” means total consolidated assets less (1) all current liabilities, (2) all goodwill, (3) all trade names, trademarks, patents and other intellectual property assets and (4) all licenses, each as set forth on our most recent consolidated balance sheet and computed in accordance with International Financial Reporting Standards (“IFRS”). (Section 102)

“Restricted property” means (1) any exchange and transmission equipment, switches, cellular base stations, microcells, local links, repeaters and related facilities, whether owned as of the date of the indenture or acquired after that date, used in connection with the provision of telecommunications services in Mexico, including any land, buildings, structures and other equipment or fixtures that constitute any such facility, owned by us or our restricted subsidiaries and (2) any share of capital stock of any restricted subsidiary. (Section 102)

“Restricted subsidiaries” means our subsidiaries that own restricted property. (Section 102)

Limitation on Sales and Leasebacks

We may not, and we may not allow any of our restricted subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the debt securities will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•

the aggregate principal amount of all debt then outstanding that is secured by any lien on any restricted property that does not ratably secure the debt securities (excluding any secured indebtedness permitted under “—Limitation on Liens”) plus the aggregate amount of our attributable debt and the attributable debt of our restricted subsidiaries in respect of sale and leaseback transactions then outstanding (other than any sale and leaseback transaction permitted under the following bullet point) would not exceed an amount equal to 15% of our Consolidated Net Tangible Assets; or

•

we or one of our restricted subsidiaries, within 12 months of the sale and leaseback transaction, retire an amount of our secured debt which is not subordinate to the debt securities in an amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction and (2) the fair market value of the restricted property leased. (Section 1008)

“Sale and leaseback transaction” means an arrangement between us or one of our restricted subsidiaries and a bank, insurance company or other lender or investor where we or our restricted subsidiary leases a restricted property for an initial term of three years or more that was or will be sold by us or our restricted subsidiary to that lender or investor for a sale price of U.S.$1 million (or its equivalent in other currencies) or more. (Section 102)

“Attributable debt” means, with respect to any sale and leaseback transaction, the lesser of (1) the fair market value of the asset subject to such transaction and (2) the present value, discounted at a rate per annum equal to the discount rate of a capital lease obligation with a like term in accordance with IFRS, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease. (Section 102)

Limitation on Sale of Capital Stock of Telcel

We may not, and we may not allow any of our subsidiaries to, sell, transfer or otherwise dispose of any shares of capital stock of Telcel if following such sale, transfer or disposition we would own, directly or indirectly, less than (1) 50% of the voting power of all of the shares of capital stock of Telcel and (2) 50% of all of the shares of capital stock of Telcel. (Section 1007)

Provision of Information

We will furnish the trustee with copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including our annual reports on Form 20-F and reports on Form 6-K, within 15 days after we file them with the SEC. In addition, we will make the same information, documents and other reports available, at our expense, to holders who so request in writing. (Section 1005)

In the event that, in the future, we are not required to file such information, documents or other reports pursuant to Section 13 or 15(d) of the Exchange Act, we will furnish on a reasonably prompt basis to the trustee and holders who so request in writing, substantially the same financial and other information that we would be required to include and file in an annual report on Form 20-F and reports on Form 6-K. (Section 1005)

If we become aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, we will deliver a certificate to the trustee describing the details thereof and the action we are taking or propose to take. (Section 1004)

Merger, Consolidation or Sale of Assets

We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our assets and properties and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:

•

if we are not the successor person in the transaction, the successor is organized and validly existing under the laws of Mexico or the United States or any political subdivision thereof and expressly assumes our obligations under the debt securities or the indenture;

•

immediately after the transaction, no default under the debt securities has occurred and is continuing. For this purpose, “default under the debt securities” means an event of default or an event that would be an event of default with respect to the debt securities if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. See “—Defaults, Remedies and Waiver of Defaults”; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating, among other things, that the transaction complies with the indenture. (Section 801)

If the conditions described above are satisfied, we will not have to obtain the approval of the holders in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety. In addition, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets and properties. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company, but in which we do not merge or consolidate, and any transaction in which we sell or otherwise dispose of less than substantially all our assets.

Defaults, Remedies and Waiver of Defaults

You will have special rights if an event of default with respect to the debt securities you hold occurs and is not cured, as described below.

Events of Default

Each of the following will be an “event of default” with respect to the debt securities:

•	we fail to pay interest on any debt security within 30 days after its due date;

•	we fail to pay the principal or premium, if any, of any debt security on its due date;

•

we remain in breach of any covenant in the indenture for the benefit of holders of the debt securities, for 60 days after we receive a notice of default (sent by the trustee or the holders of not less than 25% in principal amount of the debt securities) stating that we are in breach;

•

we or Telcel experience a default or event of default under any instrument relating to debt having an aggregate principal amount exceeding U.S.$25 million (or its equivalent in other currencies) that constitutes a failure to pay principal or interest when due or results in the acceleration of the debt prior to its maturity;

•

a final judgment is rendered against us or Telcel in an aggregate amount in excess of U.S.$25 million (or its equivalent in other currencies) that is not discharged or bonded in full within 30 days; or

•	we or Telcel file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or Telcel.

Remedies Upon Event of Default

If an event of default with respect to the debt securities occurs and is not cured or waived, the trustee, at the written request of holders of not less than 25% in principal amount of the debt securities, may declare the entire principal amount of all the debt securities to be due and payable immediately, and upon any such declaration the principal, any accrued interest and any additional amounts shall become due and payable. If, however, an event of default occurs because of a bankruptcy, insolvency or reorganization relating to us or Telcel, the entire principal amount of all the debt securities and any accrued interest and any additional amounts will be automatically accelerated, without any action by the trustee or any holder and any principal, interest or additional amounts will become immediately due and payable. (Section 502)

Each of the situations described in the preceding paragraph is called an acceleration of the maturity of the debt securities. If the maturity of the debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the debt securities may cancel the acceleration for all the debt securities, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to the debt securities have been cured or waived. (Section 502)

If any event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use under the circumstances in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection, known as an indemnity, from expenses and liability. If the trustee receives an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of the debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities. (Sections 512 and 603(e))

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and the event of default has not been cured or waived;

•

the holders of not less than 25% in principal amount of the debt securities must make a written request that the trustee take action with respect to the debt securities because of the default and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in principal amount of the debt securities must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities. (Section 507)

You will be entitled, however, at any time to bring a lawsuit for the payment of money due on your debt securities on or after its due date. (Section 508)

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities may waive a past default for all the debt securities. If this happens, the default will be treated as if it had been cured. No one can waive a payment default on any debt security, however, without the approval of the particular holder of that debt security. (Section 513)

Modification and Waiver

There are three types of changes we can make to the indenture and the outstanding debt securities under the indenture.

Changes Requiring Each Holder’s Approval

The following changes cannot be made without the approval of each holder of an outstanding debt security affected by the change:

•	a change in the stated maturity of any principal or interest payment on a debt security;

•	a reduction in the principal amount, the interest rate or the redemption price for a debt security;

•	a change in the obligation to pay additional amounts;

•	a change in the currency of any payment on a debt security other than as permitted by the debt security;

•	a change in the place of any payment on a debt security;

•	an impairment of the holder’s right to sue for payment of any amount due on its debt security;

•	a reduction in the percentage in principal amount of the debt securities needed to change the indenture or the outstanding debt securities under the indenture; and

•	a reduction in the percentage in principal amount of the debt securities needed to waive our compliance with the indenture or to waive defaults. (Section 902)

Changes Not Requiring Approval

Some changes will not require the approval of holders of debt securities. These changes are limited to specific kinds of changes, like the addition of covenants, events of default or security, and other clarifications and changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect. (Section 901)

Changes Requiring Majority Approval

Any other change to the indenture or the debt securities will be required to be approved by the holders of a majority in principal amount of the debt securities affected by the change or waiver. The required approval must be given by written consent. (Section 902)

The same majority approval will be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and creating liens on our interests, which we describe under “—Merger, Consolidation or Sale of Assets” and “—Covenants.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security or the indenture, as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described under in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 1011)

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

We may, at our option, elect to terminate (1) all of our obligations with respect to the debt securities (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of agencies with respect to the debt securities (Sections 1201 and 1202) or (2) our obligations under the covenants in the indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”) in respect of the debt securities (Sections 1201 and 1203). In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee U.S. dollars or such other currency in which the debt securities are denominated (the “securities currency”), government obligations of the United States or a government, governmental agency or central bank of the country whose currency is the securities currency, or any combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including additional amounts) in respect of the debt securities then outstanding on the maturity date of the debt securities, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters. (Sections 1201, 1204 and 1205)

If we elect either legal defeasance or covenant defeasance with respect to any debt securities, we must so elect it with respect to all of the debt securities. (Section 1201)

Special Rules for Actions by Holders

When holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Debt Securities are Eligible for Action by Holders

Only holders of outstanding debt securities will be eligible to vote or participate in any action by holders. In addition, we will count only outstanding debt securities in determining whether the various percentage requirements for voting or taking action have been met. For these purposes, a debt security will not be “outstanding” if it has been surrendered for cancellation or if we have deposited or set aside, in trust for its holder, money for its payment or redemption. (Section 102)

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt securities may be set in accordance with procedures established by the depositary from time to time. (Section 105)

Transfer Agents

We may appoint one or more transfer agents, at whose designated offices any debt securities in certificated form may be transferred or exchanged and also surrendered before payment is made at maturity. Initially, we have appointed the trustee, at its corporate trust office in New York City, as transfer agent. We may also choose to act as our own transfer agent. We must notify you of changes in the transfer agent as described under “—Notices.” If we issue debt securities in certificated form, holders of debt securities in certificated form will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities, with a duly completed form of transfer, for registration of transfer at the office of our transfer agent in New York City. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer. (Sections 304 and 1002)

Notices

As long as we issue debt securities in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If we issue debt securities in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. (Section 107)

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder. (Section 107)

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, United States of America. (Section 114)

Submission to Jurisdiction

In connection with any legal action or proceeding arising out of or relating to the debt securities or the indenture (subject to the exceptions described below), we have:

•	submitted to the jurisdiction of any U.S. federal or New York state court in the Borough of Manhattan, The City of New York, and any appellate court thereof;

•

agreed that all claims in respect of such legal action or proceeding may be heard and determined in such U.S. federal or New York state court and waived, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of our place of residence or domicile; and

•	appointed CT Corporation System, with an office at 111 Eighth Avenue, New York, New York 10011, United States of America, as process agent.

The process agent will receive, on our behalf, service of copies of the summons and complaint and any other process which may be served in any such legal action or proceeding brought in such New York state or U.S. federal court sitting in New York City. Service may be made by mailing or delivering a copy of such process to us at the address specified above for the process agent. (Section 116)

A final judgment in any of the above legal actions or proceedings will be conclusive and may be enforced in other jurisdictions, in each case, to the extent permitted under the applicable laws of such jurisdiction.

In addition to the foregoing, the holders may serve legal process in any other manner permitted by applicable law. The above provisions do not limit the right of any holder to bring any action or proceeding against us or our properties in other courts where jurisdiction is independently established. (Section 116)

To the extent that we have or hereafter may acquire or have attributed to us any sovereign or other immunity under any law, we have agreed to waive, to the fullest extent permitted by law, such immunity from jurisdiction or to service of process in respect of any legal suit, action or proceeding arising out of or relating to the indenture or the debt securities. (Section 116)

Currency Indemnity

Our obligations under the debt securities will be discharged only to the extent that the relevant holder is able to purchase the securities currency with any other currency paid to that holder in accordance with any judgment or otherwise. If the holder cannot purchase the securities currency in the amount originally to be paid, we have agreed to pay the difference. The holder, however, agrees that, if the amount of the securities currency purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us. The holder will not be obligated to make this reimbursement if we are in default of our obligations under the debt securities. (Section 1010)

Our Relationship with the Trustee

The Bank of New York Mellon is initially serving as the trustee for the debt securities. The Bank of New York Mellon or its affiliates may have other business relationships with us from time to time.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, for the purchase of debt securities. Warrants may be issued independently or together with our debt securities and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. A form of warrant agreement will be filed as an exhibit to the registration statement.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities and is not entitled to any payments on any debt securities issuable upon exercise of the warrants.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants;

•	the debt securities for which each warrant is exercisable;

•	the date or dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which such warrants are exercisable;

•	the periods during which and places at which such warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent; and

•	the exchanges, if any, on which such warrants may be listed.

You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

FORM OF SECURITIES, CLEARING AND SETTLEMENT

Global Securities

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of U.S. dollar-denominated debt securities.

We will issue the securities in global form, without interest coupons. Securities issued in global form will be represented, at least initially, by one or more global debt securities. Upon issuance, global securities will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s partnership nominee. Ownership of beneficial interests in each global security will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global securities).

Beneficial interests in the global securities may be credited within DTC to Euroclear and Clearstream on behalf of the owners of such interests.

Investors may hold their interests in the global securities directly through DTC, Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Securities

Interests in the global securities will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic computerized book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as securities brokers and dealers; banks and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•

will not be considered the registered owners or holders of the securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the securities represented by a global security will be made by the trustee to DTC’s nominee as the registered holder of the global security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global security held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global security from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global security to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Securities

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the securities.

In all cases, certificated securities delivered in exchange for any global security will be registered in the names, and issued in any approved denominations, requested by the depository.

For information concerning paying agents for any securities in certificated form, see “Description of Debt Securities—Payment Provisions—Payments on Certificated Debt Securities.”

Debt Securities Denominated in a Currency other than U.S. Dollars

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of debt securities denominated in a currency other than the U.S. dollar.

We will issue the debt securities as one or more global securities registered in the name of a common depositary for Clearstream and Euroclear. Investors may hold book-entry interests in the global securities through organizations that participate, directly or indirectly, in Clearstream and/or Euroclear. Book-entry interests in the debt securities and all transfers relating to the debt securities will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the debt securities will be carried through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the debt securities will take place through participants in Clearstream and Euroclear and will settle in same-day funds. Owners of book-entry interests in the debt securities will receive payments relating to their debt securities in U.S. dollars or such other currency in which the debt securities are denominated, as applicable. Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interest in the debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture governing the debt securities, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a debt security must rely on the procedures of the Clearstream and Euroclear and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of debt securities.

This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream and Euroclear

Clearstream has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their debt securities through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Debt securities will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Mexico.

In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States or Mexico. U.S. and Mexican investors who wish to transfer their interests in the debt securities, or to make or receive a payment or delivery of the debt securities on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of participants in Clearstream or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the debt securities in immediately available funds. We will make all payments of principal and interest on the debt securities in immediately available funds. Secondary market trading between participants in Clearstream and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See “—Clearstream and Euroclear.”

Debt Securities Denominated in Pesos

Holders of debt securities denominated in Mexican pesos may own beneficial interests in the global security through the facilities of S.D. Indeval S.A. de C.V., Institución para el Depósito de Valores (“Indeval”), which is a participant in each of Clearstream and Euroclear. Indeval is a privately owned securities depositary that is authorized and acts as a clearinghouse, depositary and central custodian for securities in Mexico. As such, Indeval provides settlement and transfer services and is the registration agent for Mexican securities transactions, eliminating the need for physical transfer of securities. We anticipate that Indeval will elect to receive payments on the debt securities in Mexican pesos. Accordingly, we expect that holders who own beneficial interests in the debt securities through Indeval will receive principal, interest, additional amounts and any other amounts due in respect of the debt securities in Mexican pesos. In addition, holders who own beneficial interests in the debt securities through Indeval may be required to certify as to their residency in accordance with the procedures of Indeval.

Certificated Debt Securities

We will issue debt securities to you in certificated registered form only if:

•	Clearstream or Euroclear is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debt securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the debt securities.

If any of these three events occurs, the trustee will reissue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their debt securities in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive debt security, at the offices of the transfer agent in New York City. Copies of this assignment form may be obtained at the offices of the transfer agent in New York City. Each time that we transfer or exchange a new debt security in certificated form for another debt security in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive debt security at the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive debt security to the address of that person that is specified in the assignment form. In addition, if we issue debt securities in certificated form, then we will make payments of principal of, interest on and any other amounts payable under the debt securities to holders in whose names the debt securities in certificated form are registered at the close of business on the record date for these payments. If the debt securities are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated debt securities at the offices of the paying agent in New York City.

Unless and until we issue the debt securities in fully-certificated, registered form,

•	you will not be entitled to receive a certificate representing our interest in the debt securities;

•	all references in this prospectus or any prospectus supplement to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and

•

all references in this prospectus or in any prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary as the registered holder of the debt securities, for distribution to you in accordance with its policies and procedures.

TAXATION

The following summary of certain Mexican federal and U.S. federal income tax considerations contains a description of the principal Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the debt securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico, or U.S. federal taxes other than income taxes.

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this registration statement (including the tax treaty described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of debt securities should consult their own tax advisers as to the Mexican, United States or other tax consequences of the purchase, ownership and disposition of the debt securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal consequences under the Mexican Ley del Impuesto sobre la Renta (the “Mexican Income Tax Law”) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the debt securities by a holder that is not a resident of Mexico and that will not hold debt securities or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a resident of Mexico if he or she has established his or her home in Mexico, and a corporation is considered a resident if it has established its principal place of business management or its effective seat of business management in Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity.

U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain United States holders are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest on the debt securities may be subject. Prospective purchasers of debt securities should consult their own tax advisors as to the tax consequences, if any, of such treaties.

Payments of Interest, Principal and Premium in Respect of the Debt Securities

Under the Mexican Income Tax Law, payments of interest we make in respect of the debt securities (including payments of principal in excess of the issue price of such debt securities, which, under Mexican law, are deemed to be interest) to a foreign holder will generally be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the debt securities are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the CNBV has been notified of the issuance of the debt securities pursuant to the Mexican Income Tax Law and Article 7 of the Mexican Securities Market Law (Ley del Mercado de Valores) and its regulations, and (3) the information requirements specified in the general rules of the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público or the “SHCP”) are satisfied. In case such requirements are not met, the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, the applicable withholding tax rate will be 4.9%.

A higher income tax withholding rate will be applicable when a party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of payments treated as interest on the debt securities, as set forth in Mexican Income Tax Law.

Payments of interest we make with respect to the debt securities to a non-Mexican pension or retirement fund will be generally exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin, (3) the relevant interest income is exempt from taxation in such country, and (4) the fund is duly registered with the SHCP.

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of debt securities in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See “Description of Debt Securities—Payment of Additional Amounts.”

Holders or beneficial owners of debt securities may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional amounts may be limited as set forth under “Description of Debt Securities—Payment of Additional Amounts.”

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of debt securities will not be subject to any Mexican withholding or similar taxes.

Taxation of Disposition of Debt Securities

The application of Mexican tax law provisions to capital gains realized on the disposition of debt securities by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of debt securities between foreign holders effected outside of Mexico.

Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of debt securities. There are no Mexican stamp, issue registration or similar taxes payable by a foreign holder with respect to debt securities.

U.S. Federal Income Tax Considerations

The following is a summary of the principal U.S. federal income tax considerations that may be relevant to a beneficial owner of debt securities that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the debt securities (a “U.S. holder”) and certain U.S. federal income tax considerations that may be relevant to a beneficial owner of debt securities (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder (a “non-U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in debt securities.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. In addition, except where noted, this summary deals only with investors that are U.S. holders who acquire the debt securities in the United States as part of the initial offering of the debt securities, who will own the debt securities as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors who may be subject to special tax rules, such as banks, financial institutions, partnerships (or entities treated as a partnership for U.S. federal income tax purposes) or partners therein, tax-exempt entities, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, dealers in securities or currencies, certain short-term holders of debt securities, or persons that hedge their exposure in the debt securities or will hold debt securities as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction. U.S. holders should be aware that the U.S. federal income tax consequences of holding the debt securities may be materially different for investors described in the prior sentence, including as a result of recent changes in law applicable to investors with short holding periods or that engage in hedging transactions. This discussion also does not address all of the tax considerations that may be relevant to particular issuances of debt securities, such as debt securities offered at a price less or more than their stated principal amount or debt securities denominated in a currency other than the U.S. dollar. For information regarding any such special tax considerations relevant to particular issuances, or regarding the issuance of warrants, if any, you should read the applicable prospectus supplement.

Payments of Interest and Additional Amounts

Payments of the gross amount of interest and additional amounts (as defined in “Description of Debt Securities—Payment of Additional Amounts,” i.e., including amounts withheld in respect of Mexican withholding taxes) with respect to a debt security will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s regular method of tax accounting. Thus, accrual method U.S. holders will report stated interest on the debt security as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under the Code, for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income (provided that the U.S. holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). Interest and additional amounts paid on the debt securities generally will constitute foreign source passive category income.

The calculation and availability of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules (including, in the case of foreign tax credits, relating to a minimum holding period) that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Sale or other Taxable Disposition of Debt Securities

A U.S. holder generally will recognize gain or loss on the sale or other taxable disposition of the debt securities in an amount equal to the difference between (i) the amount realized on such sale or other taxable disposition (other than amounts attributable to accrued but unpaid interest, including any additional amounts thereon, which will be taxable as ordinary income to the extent not previously included in income) and (ii) the U.S. holder’s adjusted tax basis in the debt securities. A U.S. holder’s adjusted tax basis in a debt security generally will be its cost for that debt security. Gain or loss realized by a U.S. holder on such sale or other taxable disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the debt securities have been held for more than one year. Certain non-corporate U.S. holders

(including individuals) may be eligible for preferential rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. holder generally will be U.S.-source gain or loss. Consequently, if any such gain would be subject to Mexican income tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the debt securities.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest received on the debt securities or on gain realized on the sale or other taxable disposition of debt securities unless (i) the interest or gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment) or (ii) in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition and certain other conditions are met.

Information Reporting and Backup Withholding

Payments on the debt securities, and proceeds of the sale or other disposition of the debt securities, that are paid within the United States or through certain U.S. related financial intermediaries to a U.S. holder generally are subject to information reporting and backup withholding unless (i) the U.S. holder is a corporation or other exempt recipient and demonstrates this fact when so required or (ii) in the case of backup withholding, the U.S. holder provides an accurate taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Although non-U.S. holders generally are exempt from information reporting and backup withholding, a non-U.S. holder may, in certain circumstances, be required to comply with certification procedures to prove entitlement to this exemption.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell securities in any of three ways: (1) through underwriters or dealers; (2) directly to one or a limited number of institutional purchasers; or (3) through agents. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the securities to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may engage in transactions with us or perform services for us in the ordinary course of business.

No securities will be publicly offered or traded in Mexico absent an available exception under Article 8 of the Mexican Securities Market Law.

EXPERTS

The consolidated financial statements of América Móvil, S.A.B. de C.V appearing in its annual report on Form 20-F for the year ended December 31, 2010, and the effectiveness of América Móvil, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2010, have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the debt securities under New York law, and Bufete Robles Miaja, S.C. will provide an opinion regarding the authorization of the debt securities under Mexican law.

Mr. Rafael Robles Miaja, our Corporate Pro-Secretary and formerly our Corporate Secretary and member of our Board of Directors, is a partner at the firm Bufete Robles Miaja, S.C.

ENFORCEABILITY OF CIVIL LIABILITIES

América Móvil is a corporation organized under the laws of Mexico, with its principal places of business (domicilio social) in Mexico City. In addition, most of our directors, officers and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. Based on the opinion of Bufete Robles Miaja, S.C., our Mexican counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement for debt securities, including exhibits, that we have filed with the Securities and Exchange Commission, or the SEC, on Form F-3 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2010, filed with the SEC on May 13, 2011 (SEC File No. 001-16269);

•

our report on Form 6-K, filed with the SEC on August 31, 2011 (SEC File No. 001-16269) containing our operating and financial review (including financial information) as of June 30, 2011 and for the six months ended June 30, 2011 and 2010;

•

our report on Form 6-K, filed with the SEC on October 3, 2011 (SEC File No. 001-16269) containing our unaudited interim condensed consolidated financial statements as of June 30, 2011 and for the six months ended June 30, 2011 and 2010;

•

any future annual reports on Form 20-F filed with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•

any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of debt securities offered by this prospectus that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3 (SEC File No. 333-162217).

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Lago Zurich 245, Edificio Telcel, Colonia Granada Ampliación, Delegación Miguel Hidalgo, 11529, México D.F., México, Attention: Investor Relations, telephone (5255) 2581-4449.